Exhibit 2.1

TRANSACTION AGREEMENT

by and among

PROTECTIVE LIFE CORPORATION,

BONIFAY HOLDING COMPANY, INC.,

THE BANK OF BONIFAY

and

MICHAEL A. MEDLEY,

as Stockholders Representative

Dated as of

December 1, 2008

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2008, by and among PROTECTIVE LIFE CORPORATION (“Protective”), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in Birmingham, Alabama; BONIFAY HOLDING COMPANY, INC. (“BHC”), a corporation organized and existing under the Laws of the State of Florida, with its principal office located in Bonifay, Florida; THE BANK OF BONIFAY (“Bank”), a Florida banking corporation with its principal office located in Bonifay, Florida; and MICHAEL A. MEDLEY, an individual resident of the State of Florida, as representative of the stockholders of BHC (the “Stockholders Representative”).

R E C I T A L S:

A.                                   BHC is the bank holding company for Bank;

B.                                     This Agreement provides for the merger (the “Merger”) of a to-be-formed Florida corporation, which will be a wholly owned subsidiary of Protective (“Acquisition Sub”), with and into BHC, with BHC being the surviving corporation, such that immediately following the Merger, BHC will become a wholly owned subsidiary of Protective;

C.                                     This Agreement further contemplates that prior to, and as a material condition to the consummation of, the Merger, Bank will form and organize PLC Bank Subsidiary, Inc. (“Newco-PLC”), as a Florida corporation and a wholly owned subsidiary of Bank, and in connection therewith will contribute and transfer assets selected by Protective to Newco-PLC, with a book value of not more than $28 million;

D.                                    This Agreement further contemplates that prior to and as a material condition to the consummation of the Merger, Bank will form and organize SH Bank Subsidiary, Inc. (“Newco-SH”), as a Florida corporation and a wholly owned subsidiary of Bank, and in connection therewith will contribute and transfer assets selected by Protective to Newco-SH, with a book value of not more than $10 million;

E.                                      Immediately prior to the Effective Time (as defined herein), (i) Bank will transfer to the stockholders of BHC all of the issued and outstanding shares of capital stock of Newco-SH, in exchange for the payment of a cash purchase price in an amount equal to the aggregate book value of the assets of Newco-SH, and (ii) BHC and Bank will transfer or cause to be transferred to Acquisition Sub all of the issued and outstanding shares of capital stock of Newco-PLC, in exchange for the payment of a cash purchase price in an amount equal to the aggregate book value of the assets of Newco-PLC;

F.                                      At the Effective Time (as defined herein): (i) Acquisition Sub will be merged with and into BHC, with BHC as the surviving corporation to the Merger, (ii) the outstanding shares of the capital stock of Acquisition Sub owned by Protective will be converted into shares of capital stock of BHC, such that BHC will become a wholly owned subsidiary of Protective, (iii) the outstanding shares of the capital stock of Newco-PLC owned by Acquisition Sub will be canceled, and (iv) the shares of capital stock of BHC outstanding immediately prior to the

Merger shall be converted into the right to receive newly issued shares of the common stock of Newco-PLC (except as provided herein);

G.                                     As a result of the transactions contemplated hereby, the stockholders of BHC shall become stockholders of Newco-PLC and Newco-SH, Protective will become the sole stockholder of BHC and Bank will continue to be a wholly owned subsidiary of BHC; and

H.                                    This Agreement, the Merger and the transactions contemplated hereby are subject, among other things, to (i) the approvals of the stockholders of BHC, the Florida Office of Financial Regulation, and the Federal Reserve Board, and (ii) the satisfaction of certain other conditions set forth in this Agreement.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1
TRANSACTIONS

Section 1.1                                   Asset Transfers.   Subject to Section 11.17, the Parties acknowledge and agree that as soon as practicable after the date hereof and prior to the Effective Time, Bank shall (i) organize and form Newco-PLC and Newco-SH in a manner acceptable to Protective; (ii) contribute, transfer, convey and assign certain assets of Bank selected by Protective with a Closing Book Value of not greater than $28 million (collectively, “Asset Block No. 1”) to Newco-PLC (“Asset Transfer 1”), pursuant to an Asset Contribution Agreement (the “Asset Block 1 Contribution Agreement”); and (iii) contribute, transfer, convey and assign certain assets of Bank selected by Protective with a Closing Book Value of not greater than $10 million (collectively, “Asset Block No. 2”) to Newco-SH (“Asset Transfer 2”), pursuant to an Asset Contribution Agreement (the “Asset Block 2 Contribution Agreement” and, together with the Asset Block 1 Contribution Agreement, the “Asset Contribution Agreements”). The assets comprising Asset Block No. 1 and Asset Block No. 2 shall be identified, determined and selected by Protective, and the terms and conditions of Asset Transfer 1 and Asset Transfer 2  and of the Asset Contribution Agreements shall be determined by and shall be acceptable to Protective, in its sole and absolute discretion from time to time prior to the Effective Time (and substitutions as directed by Protective shall be made).  BHC and Bank shall use their best efforts to obtain all necessary regulatory approvals, if any, for Asset Transfer 1 and Asset Transfer 2.

Section 1.2                                   Sale of Capital Stock of Newco-PLC and Newco-SH.  The Parties acknowledge and agree that (i) as soon as practicable after the date hereof and prior to the Effective Time, Protective shall organize and form Acquisition Sub and (ii) immediately prior to the Effective Time, and subject to the terms and conditions set forth herein, (A) Bank shall sell, convey, transfer and assign to one or more stockholders or group of stockholders of BHC, or to an entity the sole equity owners of which consist of such stockholders (the “Contributing Stockholders”), all of the issued and outstanding capital stock of Newco-SH (the “Newco-SH Sale”) in consideration for a cash payment equal to the Closing Book Value of Asset Block No. 2

(the “Newco-SH Purchase Price”), such shares of capital stock to be transferred to the Contributing Stockholders pro rata in accordance with their respective portion of the Newco-SH Purchase Price, pursuant to a Stock Purchase Agreement (the “Newco-SH Stock Purchase Agreement”); and (B) Bank shall sell, convey, transfer and assign to Acquisition Sub all of the issued and outstanding capital stock of Newco-PLC (the “Newco-PLC Sale”) in consideration for a cash payment by Acquisition Sub equal to the Closing Book Value of Asset Block 1 (the “Newco-PLC Purchase Price”), pursuant to a Stock Purchase Agreement (the “Newco-PLC Stock Purchase Agreement” and, together with the Newco-SH Stock Purchase Agreement, the “Stock Purchase Agreements”).  For purposes of this Agreement, the “Closing Book Value” of any assets contributed, transferred, assigned and/or conveyed by Bank to Newco-PLC or Newco-SH will be determined in accordance with the values reflected for such assets on Bank’s October 31, 2008 balance sheet, a copy of which is attached hereto as Schedule 1.2, less any specific allocated reserves attributable to such assets reflected on the Bank’s October 31, 2008 balance sheet.  Subject to the terms and conditions set forth herein, the Stockholders Representative shall take all steps reasonably necessary to cause the Contributing Stockholders to pay the Newco-SH Purchase Price, and Protective shall take all steps reasonably necessary to cause Acquisition Sub to pay the Newco-PLC Purchase Price.  The other terms and conditions of the Newco-PLC Sale and Newco-SH Sale and the Stock Purchase Agreements shall be mutually agreeable to the Parties.  BHC and Bank shall use their best efforts to obtain all necessary regulatory and third-party approvals, if any, including approval from the Federal Home Loan Bank Board, for the Newco-PLC Sale and Newco-SH Sale.

Section 1.3                                   Merger.  Subject to the terms and conditions set forth herein, including but not limited to, the consummation of the transactions described in Section 1.1 and Section 1.2, at the Effective Time, Acquisition Sub shall be merged with and into BHC in accordance with the provisions of Section 607.1101 of the FBCA and with the effect provided in Section 607.1106 of the FBCA.  BHC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Florida.  The Merger shall be consummated pursuant to the terms of this Agreement.

Section 1.4                                   Time and Place of Closing.  The Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties.  Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of Protective and BHC, the Closing will take place at 9:00 A.M. Central Standard Time on the second (2nd) business day following the date on which the closing conditions set forth in Article 9 below have been satisfied (or waived pursuant to Section 11.4 of this Agreement). All transactions contemplated hereunder to be effected as of the Closing shall occur substantially simultaneously; provided, however, that for purposes of this Agreement, the Newco-PLC Sale and the Newco-SH Sale shall be deemed to have immediately preceded the Merger.  Asset Transfer 1, Asset Transfer 2, Newco-PLC Sale, Newco-SH Sale, Merger and the transactions consummated in connection therewith or otherwise contemplated hereby are herein collectively referred to as the “Transactions.”

Section 1.5                                   Effective Time.  The Newco-PLC Sale, Newco-SH Sale and the Merger shall become effective: (a) on the date and at the time that the Articles of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of Florida, or (b) on such date and at such time subsequent to the date and time established pursuant to Section 1.5(a) above as may be specified by the Parties in the Articles of Merger (provided that such subsequent date and time shall not be later than a time on the 30th day after the date that the Articles of Merger is filed) (such time is hereinafter referred to as the “Effective Time”).  Unless Protective and BHC otherwise mutually agree in writing, the Parties shall use their commercially reasonable efforts to cause the Effective Time to occur on the date of Closing.

Section 1.6                                   Joinder / Support Agreements.  No later than December 5, 2008, BHC shall cause each of the thirteen (13) members of the BHC Board to execute and deliver to Protective (i) a signature page to this Agreement evidencing his joinder hereto for the purposes of Article 5A hereof and (ii) a Support Agreement in the form attached as Exhibit A hereto (a “Support Agreement”).

ARTICLE 2
EFFECT OF THE MERGER

Section 2.1                                   Articles of Incorporation.  The Articles of Incorporation of BHC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation immediately following the Effective Time, until otherwise duly amended.

Section 2.2                                   Bylaws.  The Bylaws of BHC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, until otherwise duly amended or repealed.

Section 2.3                                   Officers and Directors.The officers and directors of the Surviving Corporation shall be designated by Protective at or immediately prior to the Effective Time.

ARTICLE 3
CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

Section 3.1                                   Manner of Converting Shares.  Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of Protective, Acquisition Sub, BHC or the holders of any shares thereof, the shares of the Constituent Corporations shall be converted and exchanged as follows:

(a)                                  Each share of Protective Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)                                 Each share of capital stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) share of BHC Common Stock, such that Protective will own one hundred percent (100%) of the issued and outstanding shares of capital stock of BHC as a result of the Merger.

(c)                                  Each share of Newco-PLC Common Stock issued and held by Acquisition Sub immediately prior to the Effective Time shall be canceled and shall cease to be outstanding.

(d)                                 Each share of BHC Common Stock (excluding shares held by any BHC Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by BHC stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.2 of this Agreement) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive newly issued share(s) (or fractions thereof) of Newco-PLC Common Stock, such shares (or fractions thereof) to be issued to the holders of BHC Common Stock pro rata in accordance with their respective ownership of BHC Common Stock.  The holders of BHC Common Stock shall have the right to receive, in the aggregate, one hundred percent (100%) of the issued and outstanding shares of Newco-PLC Common Stock as a result of the Merger.

Section 3.2                                   Dissenting Stockholders.  Any holder of shares of BHC Common Stock who perfects his, her or its dissenter’s rights of appraisal in accordance with and as contemplated by Section 607.1320 of the FBCA (the “Dissenter Provisions”) shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any such dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the FBCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made; provided, further, nothing contained in this Section 3.2 shall in any way limit the right of Protective to terminate this Agreement and abandon the Transactions pursuant to Section 10.1(h) below.  If any dissenting stockholder gives notice to BHC, BHC will promptly give Protective notice thereof, and Protective will have the right to participate in all negotiations and proceedings with respect to any such demands.  BHC will not, except with the prior written consent of Protective, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.  In the event that after the Effective Time a dissenting stockholder of BHC fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of BHC Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of BHC Common Stock held by him.

ARTICLE 4
EXCHANGE OF SHARES

Section 4.1                                   Exchange Procedures.  Prior to the Effective Time, BHC and the Stockholder Representative shall mail to the stockholders of BHC appropriate transmittal materials in a form acceptable to Protective (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of BHC Common Stock shall pass, only upon proper delivery of such certificates to the Stockholder Representative).  All such shares of BHC Common Stock together with a properly executed letter of transmittal shall be received and held by the Stockholder Representative as agent and attorney-in-fact for the pre-Merger stockholders of BHC.  At the Effective Time, all such certificates, and the shares represented thereby, shall be deemed to have been surrendered for exchange and cancellation to the Surviving Corporation (such shares to be free and clear of all liens, claims and encumbrances), and the holder of such certificate or certificates shall be entitled to receive in exchange therefore a certificate representing that number of shares of Newco-PLC Common Stock which such holder of BHC Common Stock became entitled to receive pursuant to the provisions of Article 3 hereof, and the certificate or certificates so surrendered shall forthwith be canceled.  No interest will be paid or accrued on any unpaid dividends and distributions, if any, payable to holders of certificates for BHC Common Stock.  Protective shall not be obligated to effect the Transactions, and the Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of BHC Common Stock is entitled as a result of the Transactions, until all holders of BHC Common Stock have surrendered their certificates representing the shares of BHC Common Stock for exchange as provided in this Section 4.1.  The certificate or certificates for BHC Common Stock so surrendered shall be duly endorsed as Protective may, in its sole discretion, require.  Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor Protective shall be liable to a holder of BHC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

Section 4.2                                   Rights of Former BHC Stockholders.  At the Effective Time, the stock transfer books of BHC shall be closed as to holders of BHC Common Stock immediately prior to the Effective Time, and no transfer of BHC Common Stock by any such holder shall thereafter be made or recognized.  As of the Effective Time, each certificate theretofore representing shares of BHC Common Stock (“BHC Certificate”), other than shares as to which dissenter’s rights of appraisal have been perfected as provided in Section 3.2 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.2 of this Agreement in exchange therefor.  At and after the Effective Time, former stockholders of record of BHC Common Stock shall no longer be entitled to vote or to receive any dividends or distributions declared or made with respect to BHC Common Stock.

Section 4.3                                   Identity of Recipient of Newco Common Stock.  In the event that the delivery of the consideration provided for in this Agreement is to be made to a person other than the person in whose name any BHC Certificate surrendered is registered, such BHC Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such BHC Certificate surrendered or establish to the satisfaction of Protective that such tax has been paid or is not applicable.

Section 4.4                                   Lost or Stolen Certificates.  If any holder of BHC Common Stock convertible into the right to receive shares of Newco-PLC Common Stock is unable to deliver the BHC Certificate that represents BHC Common Stock, BHC and the Stockholder Representative, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of Newco-PLC Common Stock to which the holder is entitled for such shares of BHC Common Stock upon presentation of the following: (a) evidence to the reasonable satisfaction of Protective that any such BHC Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by Protective to indemnify and hold Protective harmless; and (c) evidence satisfactory to Protective that such person is the owner of the shares theretofore represented by each BHC Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such BHC Certificate for exchange pursuant to this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BHC AND BANK

BHC and Bank hereby jointly and severally represent and warrant to Protective as follows:

Section 5.1                                   Corporate Organization, Standing and Power.  BHC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and as proposed to be conducted pursuant to this Agreement, and to own, lease and operate its Assets and to incur its Liabilities.  BHC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.  BHC has delivered to Protective complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

Section 5.2                                   Authority; No Breach By Agreement; Consents and Approvals.

(a)                                  BHC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party, and to consummate the Transactions provided for herein.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation of the Transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of BHC and Bank, subject to the approval of this Agreement and the Transactions by the holders of a majority of the outstanding shares of BHC Common Stock.  Subject to such requisite stockholder approval and required regulatory consents, this Agreement and the Ancillary Agreements to which it is or will be a party,  represent a legal, valid and binding obligation of BHC and Bank, enforceable against BHC and Bank in accordance with their respective terms.

(b)                                 Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement and the Ancillary Agreements by BHC and Bank, nor the consummation by BHC and Bank of the Transactions provided for herein, nor compliance by BHC and Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of BHC’s or Bank’s Articles of Incorporation or Bylaws or the Articles or Certificates of Incorporation or Bylaws of any other BHC Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BHC Company under, any Contract or Permit of any BHC Company or, (iii) subject to receipt of the requisite Consents and approvals referred to in this Agreement, violate or conflict with any Law or Order applicable to any BHC Company or any of their respective Assets.

(c)                                  Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of BHC of this Agreement and the Transactions and (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with or Consent of, any Person or public body or authority is necessary for the consummation by BHC or Bank of the Transactions.

Section 5.3                                   Capital Stock.

(a)                                  The authorized capital stock of BHC consists of (i) 350,000 shares of BHC Common Stock, of which 116,953.97 shares are issued and outstanding (none of which is held in the treasury of BHC), (ii) 350,000 shares of non-voting common stock, par value $0.01 per share, none of which is issued and outstanding and (iii) 350,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding.  All of the issued and outstanding shares of BHC Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable.  None of the shares of capital stock, options, or other securities of BHC has been issued in violation of the Securities Laws, any other Laws, any Contract, or any preemptive or other rights of the current or past stockholders of BHC.  There are currently no outstanding options with the right to purchase shares of BHC Common Stock or of any other capital stock of BHC.

(b)                                 Except as set forth in Section 5.3(a) or Schedule 5.3(b), there are no shares of capital stock or other equity securities of BHC outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of BHC or Contracts, commitments, understandings or arrangements by which BHC is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.  BHC has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

(c)                                  BHC does not own any capital stock of any Person, or have any direct or indirect interests in any partnership or joint venture except as set forth in Schedule 5.3(c).  Schedule 5.3(c) lists the owners and such owners’ percentage ownership (direct or indirect) of each Subsidiary, partnership or joint venture disclosed therein.

(d)                                 Schedule 5.3(d) sets forth a true and correct list of the beneficial owners and holders of 100% of the issued and outstanding capital stock of BHC.  Other than this Agreement, there are no Contracts relating to the issuance, sale, or transfer of any capital stock or other securities of BHC, and there do not exist any Contracts, legends on stock certificates, or other agreements that will in any way restrict the full and complete transfer of 100% the capital stock of BHC to Protective at the Effective Time.  Upon consummation of the Transactions, Protective shall be the record and beneficial owner and holder of 100% of the issued and outstanding capital stock of BHC, free and clear of all Liens.

Section 5.4                                   BHC Subsidiaries.

(a)                                  The BHC Subsidiaries include Bank, which is a Florida-chartered, FDIC-insured, non-member banking corporation, and is duly organized, validly existing and in good standing under the Laws of the State of Florida.  Each of the BHC Subsidiaries has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted.  Each BHC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such BHC Subsidiary.

(b)                                 Bank has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party, and to consummate the Transactions provided for herein.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation of the Transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Bank.  Subject to required regulatory consents, this Agreement and the Ancillary Agreements to which it is or will be a party, represent a legal, valid and binding obligation of Bank, enforceable against Bank in accordance with their respective terms.

(c)                                  The authorized and issued and outstanding capital stock of each BHC Subsidiary, including without limitation, Bank, is set forth on Schedule 5.4(c).  BHC or Bank owns all of the issued and outstanding shares of capital stock of each BHC Subsidiary.  None of the shares of capital stock or other securities of any BHC Subsidiary has been issued in violation of the Securities Laws, any other Laws, any Contract, or any preemptive or other rights of any stockholders of any BHC Subsidiary.  No equity securities of any BHC Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls, understandings, arrangements or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any BHC Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any BHC Company is or may be bound to transfer any shares of the capital stock of any BHC Subsidiary.  There are no Contracts relating to the rights of any BHC Company to vote or to dispose of any shares of the capital stock of any BHC Subsidiary.  All of the shares of capital stock of each BHC Subsidiary are duly and validly issued and outstanding and are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such BHC Subsidiary is incorporated and organized and are owned by the BHC Company free and clear of any Lien.  No BHC Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.  For purposes of this Section 5.4(c), references to “capital stock” shall be deemed to include membership interests with respect to any BHC Company that is a limited liability company. Bank has not received any notice from the Florida Office of Financial Regulation that its capital has become impaired.  Except as set forth on Schedule 5.3(b), there are no Contracts relating to the issuance, sale, or transfer of any capital stock or other securities of Bank.  Upon consummation of the Transactions, BHC shall be the record and beneficial owner and holder of 100% of the issued and outstanding capital stock of Bank, free and clear of all Liens.

(d)                                 None of the BHC Subsidiaries owns any capital stock of any Person, or has any direct or indirect interests in any partnership or joint venture except as set forth in Schedule 5.4(d).  Schedule 5.4(d) lists the owners and percentage ownership (direct or indirect) of each Subsidiary, partnership or joint venture disclosed therein.

(e)                                  The minute books of BHC, Bank and each BHC Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and boards of directors (including all committees thereof).

(f)                                    None of the BHC Companies that is not a bank has or is currently engaged in any activities that are not permissible under the BHC Act for a bank holding company.  Bank has not engaged, and is not currently engaging in, any activities that are not permissible for a bank under applicable state and federal banking Laws and regulations.

(g)                                 No BHC Company and no employee or agent thereof is registered or required to be registered as an investment adviser, broker or dealer under the Securities Laws.  All activities with respect to the solicitation, offer, marketing and/or sale of securities under “networking” or similar arrangements: (i) are and have at all times been conducted in accordance with all applicable Laws, including without limitation the Securities Laws and all state and federal banking Laws and regulations, and (ii) satisfy the definition of a “Third Party Brokerage Arrangement” under Section 201 of the Gramm-Leach-Bliley Act of 1999 and the regulations and other regulatory guidance promulgated thereunder.  There has been no misrepresentation or omission of a material fact by any BHC Company and/or their respective agents in connection with the solicitation, marketing or sale of any securities, and each customer has been provided with any and all disclosure materials as required by applicable Law.

Section 5.5                                   Financial Statements and Reports.  Attached hereto as Schedule 5.5 are copies of all BHC Financial Statements and BHC Call Reports for periods ended prior to the date hereof, including without limitation BHC’s balance sheet dated September 30, 2008 (the “BHC 9-30-08 Balance Sheet”), and BHC will deliver to Protective promptly copies of all BHC Financial Statements, including without limitation BHC’s balance sheet as of the Effective Time (the “Closing Date Balance Sheet”), and BHC Call Reports prepared subsequent to the date hereof.  The BHC Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are, or if dated after the date of this Agreement, will be, in accordance with the books and records of the BHC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the BHC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the BHC Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material).  The BHC Call Reports have been prepared in compliance with (A) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (B) regulatory accounting principles, which principles have been consistently applied during the periods involved, except as otherwise noted therein.

Section 5.6                                   Absence of Undisclosed Liabilities.  Except as set forth on Schedule 5.6, no BHC Company has any Liabilities that have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BHC, except Liabilities accrued or reserved against in the audited balance sheet of Bank as of March 31, 2008 (included in the BHC Financial Statements) or reflected in the notes thereto.  No BHC Company has incurred or paid any Liability since March 31, 2008, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BHC.

Section 5.7                                   Absence of Certain Changes or Events.  Except as set forth on Schedule 5.7, since December 31, 2007: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BHC or its Subsidiaries, including without limitation any change in the administrative or supervisory standing or rating of BHC or Bank with any Regulatory Authority, (ii) the BHC Companies have not taken any action, or failed to take any action, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of BHC provided in Article 7 or Article 8 of this Agreement, and (iii) to BHC’s Knowledge, no fact or condition exists which BHC believes will cause a Material Adverse Effect on BHC or its Subsidiaries in the future.

Section 5.8                                   Tax Matters.

(a)                                  All Tax returns required to be filed by or on behalf of any of the BHC Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired, and all returns filed are complete and accurate in all material respects (including without limitation taking into account Sections 166, 1374 and 1375 of the IRC).  All Taxes shown as due on filed returns have been paid.  There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of BHC or Bank, threatened, with respect to any Taxes.  All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b)                                 None of the BHC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)                                  Adequate provision for all current and deferred Taxes due or to become due for any of the BHC Companies for the period July 1, 2008 through December 31, 2008 shall be made prior to Closing.

(d)                                 None of the BHC Companies is responsible for the Taxes of any other Person other than the BHC Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(e)                                  Except as set forth on Schedule 5.8(e), none of the BHC Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

(f)                                    There has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which BHC, Bank or any BHC Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of BHC immediately preceding the date of this Agreement.

(g)                                 (i) Proper and accurate amounts have been withheld by the BHC Companies from their employees, bank depositors, customers, independent contractors and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by the BHC Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore have been included by BHC in the BHC Financial Statements.

(h)                                 BHC has delivered or made available to Protective correct and complete copies of all Tax returns filed by BHC and each BHC Subsidiary for each fiscal year ended on and after December 31, 2002.

(i)                                     In the past five years, none of the BHC Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the IRC.

(j)                                     None of the BHC Companies will be required to include any item of income in, or exclude any item of deduction from, its computation of taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Effective Time; (B) “closing agreement” as described in IRC Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Effective Time; (C) installment sale or open transaction disposition made on or prior to the Effective Time; or (D) prepaid amount received on or prior to the Effective Time, except to the extent any such item is taken into account in its Financial Statements and such item is accurately and completely disclosed in Schedule 5.8(e).

(k)                                  None of the BHC Companies has engaged in a “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations.

(l)                                     Each BHC Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the IRC.

(m)                               None of the BHC Companies is a party to any Tax allocation or sharing agreement, shareholders’ agreement, Tax indemnity obligation or other similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes that will require any payment by any of the BHC Companies.

(n)                                 BHC has been a validly electing S corporation (and all of the BHC Subsidiaries have been qualified subchapter S subsidiaries) within the meaning of Sections 1361 and 1362 of the IRC at all times beginning January 1, 2002 through June 30, 2008.  None of the BHC Companies since January 1, 2000 has (i) acquired assets from another corporation in a transaction in which the acquiring corporation’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(o)                                 None of the BHC Companies have had any obligation to report any taxable income pursuant to Section 1374 or 1375 of the IRC.

(p)                                 Except as set forth on Schedule 5.8(p), since January 1, 2000, none of the BHC Companies has had any employees, owned any assets, leased any property and/or received any revenue related to any activity in any state other than the State of Florida.

Section 5.9                                   Loan Portfolio; Documentation and Reports.

(a)                                  (i)                                     Except as disclosed in Schedule 5.9(a)(i), none of the BHC Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including without limitation leases, credit enhancements, commitments and interest-bearing assets (the “Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions.

(ii)                                  Except as otherwise set forth in Schedule 5.9(a)(ii), none of the BHC Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of BHC or Bank, any Person controlling, controlled by or under common control with any of the foregoing.

(iii)                               All of the Loans held by any of the BHC Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity, and were solicited, originated and exist in material compliance with all applicable Laws and BHC loan policies.

(iv)                              Except as set forth in Schedule 5.9(a)(iv), none of the BHC Companies is a party to any: (i) Loan under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate that have been classified or, in the exercise of reasonable diligence by BHC, Bank or any Regulatory Authority, should have been classified, by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned”, “other assets especially mentioned”, “special mention”, “credit risk assets”, “classified”, “criticized”, “watch list”, “concerned loans” or any comparable classifications by such persons; (iii) Loan, including any loan guaranty, with any director or executive officer of any BHC Company or any five percent (5%) shareholder of BHC or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) Loan in violation of any Law applicable to any of the BHC Companies including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority.

(v)                                 The allowance for possible loan or credit losses (the “BHC Allowance”) shown on the consolidated balance sheets of BHC included in the most recent BHC Financial Statements dated prior to the date of this Agreement was, and the BHC Allowance shown on the consolidated balance sheets of BHC included in the BHC Financial Statements as of dates subsequent to the execution of this Agreement will be,  as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the BHC Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the BHC Companies as of the dates thereof.  The reserve for losses (if any) with respect to other real estate owned (“OREO Reserve”) shown on the most recent Financial Statements and BHC Call Reports were, and the OREO Reserve to be shown on the Financial Statements and BHC Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of BHC and Bank as of the dates thereof.  The reserve for losses in respect of Litigation (“Litigation Reserve”) shown on the most recent Financial Statements and BHC Call Reports and the Litigation Reserve to be shown on the Financial Statements and BHC Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened Litigation applicable to BHC, Bank and the BHC Subsidiaries as of the dates thereof.  Each such allowance or reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(vi)                              Schedule 5.9(a)(vi) sets forth all residential mortgage loans originated on or after January 1, 2006 by any BHC Company (i) that were sold in the secondary mortgage market and have been repurchased by any BHC Company or (ii) that the institutions to whom such loans were sold (or their respective successors and assigns) have asked any BHC Company to repurchase (but that have not been repurchased).

(vii)                           Schedule 5.9(a)(vii) sets forth all institutions with which any BHC Company has an agreement to buy or sell residential mortgage loans, between January 1, 2006 and the Effective Time, and includes a copy of all such agreements.

(viii)                        Schedule 5.9(a)(viii) sets forth all Persons (other than the proposed borrower) to whom or from whom any BHC Company has sent or received a loan application at any time since January 1, 2006.

(b)                                 The documentation relating to each Loan made by any BHC Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien.

(c)                                  Neither BHC nor Bank makes any representation or warranty concerning the performance after the Effective Time of any Loans held by any of the BHC Companies to the extent such performance is impacted by any fact, occurrence, event, circumstance or condition arising after the Effective Time.

Section 5.10                            Assets; Insurance.

(a)                                  The BHC Companies have marketable title, free and clear of all Liens, to all of their respective Assets.  One of the BHC Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a)(i) and has an enforceable leasehold interest in the real property described in Schedule 5.10(a)(ii), if any, free and clear of all Liens.  All tangible real and personal properties and Assets used in the businesses of the BHC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with BHC’s past practices.  All Assets that are material to BHC’s business on a consolidated basis, held under leases or subleases by any of the BHC Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by BHC or Bank or, to the Knowledge of BHC or Bank, by any other party to the Contract.  Schedules 5.10(a)(i) and 5.10(a)(ii) identify each parcel of real estate or interest therein owned, leased or subleased by any of the BHC Companies or in which any BHC Company has any ownership or leasehold interest. Except as described in Schedule 5.10(a)(i) or Schedule 5.10(a)(i)(ii), none of the real property or interests therein owned, leased or subleased by any of the BHC Companies or in which any BHC Company has any ownership or leasehold interest is subject to (i) any requirement that such real estate be developed by a certain date or (ii) any option or right by any Person to repurchase such real property. If applicable, Schedule 5.10(a)(ii) also lists or otherwise describes each and every written or oral lease or sublease under which any BHC Company is the lessee of any real property and which relates in any manner to the operation of the businesses of any BHC Company.  None of the BHC Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 5.10(a)(i) and 5.10(a)(ii), including without limitation any Law relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on BHC.  As to each parcel of real property owned or used by any BHC Company, no BHC Company has received notice of any pending or, to the Knowledge of each of the BHC Companies, threatened condemnation proceedings, Litigation proceedings or mechanic’s or materialmen’s liens.  The Assets of the BHC Companies include all assets required to operate the business of the BHC Companies as now conducted.

(b)                                 Each of the BHC Companies is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured.  The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the BHC Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the BHC Companies is a named insured are reasonably sufficient.  Schedule 5.10(b) contains a list of all such policies and bonds maintained by any of the BHC Companies, and BHC has provided true and correct copies of each such policy to Protective.  Except as set forth on Schedule 5.10(b), no claims have been made under such policies or bonds, and no BHC Company has Knowledge of any fact or condition presently existing that might form the basis of any such claim.

Section 5.11                            Environmental Matters.

(a)                                  Each BHC Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws.

(b)                                 There is no Litigation pending or, to the Knowledge of BHC or Bank, threatened before any court, governmental agency or authority or other forum in which any BHC Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any BHC Company or any of its Participation Facilities.

(c)                                  There is no Litigation pending or, to the Knowledge of BHC or Bank, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or BHC with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property.

(d)                                 To the Knowledge of BHC or Bank, there is no reasonable basis for any Litigation of a type described in Sections 5.11(b) or 5.11(c).

(e)                                  During the period of (i) any BHC Company’s ownership or operation of any of its respective current properties, (ii) any BHC Company’s participation in the management of any Participation Facility or (iii) any BHC Company’s holding of a security interest in a Loan Property, to the Knowledge of BHC or Bank, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties.  Prior to the period of (i) any BHC Company’s ownership or operation of any of its respective current properties, (ii) any BHC Company’s participation in the management of any Participation Facility, or (iii) any BHC Company’s holding of a security interest in a Loan Property, to the Knowledge of BHC or Bank, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property.

Section 5.12                            Compliance with Laws.  BHC is duly registered as a bank holding company under the BHC Act.  Each BHC Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as described in Schedule 5.12, each of the BHC Companies:

(a)                                  is and has been in compliance with all Laws, Orders and Permits applicable to its business or employees, agents or representatives conducting its business; and

(b)                                 has not at any time received notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any BHC Company is not, or suggesting that any BHC Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any BHC Company, or suggesting that any BHC Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any BHC Company, including without limitation any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

(c)                                  Schedule 5.12 sets forth a complete and accurate description of all steps and measures taken by the BHC Companies to comply with the terms and conditions of (A) that certain Order to Cease and Desist issued by the State of Florida Office of Financial Regulation on or about June 11, 2008 and (B) that certain Written Agreement by and between BHC and the Federal Reserve Bank of Atlanta dated July 21, 2008 (collectively, the “Consent Decrees”).

(d)                                 Without limiting the foregoing, Bank is and has been in compliance with the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the trade sanctions administered and enforced by the Department of Treasury’s Office of Foreign Assets Controls, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending Laws and other Laws relating to discrimination.  Bank has systems and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by Bank.

Section 5.13                            Labor Relations; Employees.

(a)                                  No BHC Company is the subject of any Litigation asserting that it or any other BHC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other BHC Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any BHC Company, pending or threatened, nor to its Knowledge, is there any activity involving any BHC Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.  Each BHC Company is and has been in material compliance with all Employment Laws.

(b)                                 Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the BHC Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2006, 2007 and 2008.  Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the BHC Companies.

Section 5.14                            Employee Benefit Plans.

(a)                                  Schedule 5.14(a) sets forth a true, complete and correct list of all pension, retirement, profit-sharing, salary continuation and split dollar agreements, deferred compensation, director deferred fee agreements, consulting agreements, director retirement agreements, stock option, employee stock ownership, severance pay, termination, retention, change in control, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements, commitments or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any BHC Company or Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors or other beneficiaries (collectively, the “BHC Benefit Plans”).  Any of the BHC Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “BHC ERISA Plan.”  Each BHC ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the IRC) is referred to herein as a “BHC Pension Plan”.  No BHC Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b)                                 With respect to each BHC Benefit Plan, BHC has delivered, or made available to Protective prior to the execution of this Agreement, true, complete and correct copies of the following (as applicable): (i) the written document evidencing such BHC Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance Contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the most recent actuarial report; (vi) the most recent determination letter or opinion letter from the IRS; (vii) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; and (viii) any notices to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such BHC Benefit Plan.

(c)                                  All BHC Benefit Plans and the administration thereof are in, and have been in,  compliance with the applicable terms of ERISA, the IRC and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BHC.  Each BHC ERISA Plan which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service, has been amended, as required by Law, for all required changes as of the Effective Date of this Agreement, and BHC is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter.  No BHC Company has engaged in a transaction with respect to any BHC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any BHC Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of

ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BHC.  There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any BHC Benefit Plan or any BHC Company with regard to any BHC Benefit Plan, any trust which is a part of any BHC Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any BHC Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

(d)                                 No BHC ERISA Plan which is a defined benefit pension plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.  Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any BHC Pension Plan, (ii) no change in the actuarial assumptions with respect to any BHC Pension Plan, (iii) no increase in benefits under any BHC Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to materially adversely affect the funding status of any such plan.  Neither any BHC Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any BHC Company, or the single-employer plan of any entity which is considered one employer with BHC under Section 4001 of ERISA or Section 414 of the IRC or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the IRC or Section 302 of ERISA, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BHC.  No BHC Company has provided, or is required to provide, security to a BHC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.

(e)                                  No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any BHC Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate.  No BHC Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle D of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BHC.  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any BHC Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(f)                                    No BHC Company has any obligations for health, life or other welfare benefits for any retired or former employee under any of the BHC Benefit Plans (and has no such future obligations to an active employee), and there are no restrictions on the rights of such BHC Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on BHC.

(g)                                 Except as set forth on Schedule 5.14(g) or as provided in the Employment Agreements, neither the execution and delivery of this Agreement nor the consummation of the

Transactions will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of any BHC Company under any BHC Benefit Plan, employment Contract or otherwise, (ii) increase any benefits otherwise payable under any BHC Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(h)                                 With respect to all BHC Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or Contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or Contract.  All contributions made or required to be made under any BHC Benefit Plan have been made and such contributions meet the requirements for deductibility under the IRC, and all contributions which are required and which have not been made have been properly recorded on the books of BHC.

(i)                                     Subject to any necessary consents of a plan participant, BHC has all power and authority necessary to amend or terminate each BHC Benefit Plan and any annuity Contract, plan investment option, trust agreement, recordkeeping agreement or any other agreement pertaining thereto, without incurring any penalty, surrender charge, market value adjustment or similar liability, provided that, in the case of a BHC Pension Plan, benefits accrued as of the date of amendment or termination are not reduced, and Protective (or its Affiliates) shall succeed to such power and authority.

(j)                                     With respect to each BHC Benefit Plan subject to COBRA, the requirements of COBRA have been met in all material respects.  To the extent that a BHC Benefit Plan is subject to the Health Insurance Portability and Accountability Act of 1996, as amended, (“HIPAA”), such BHC Benefit Plan has been and continues to be operated in material compliance with such HIPAA requirements.

(k)                                  Since January 1, 2005, each BHC Benefit Plan which is subject to IRC Section 409A has been operated in good faith compliance with the requirements of IRC Section 409A.  BHC has no contractual responsibility (and has made no promise or commitment to be responsible) for any Tax, penalty or interest imposed on any person by reason of any BHC Benefit Plan (or payments thereunder) that fail to satisfy the requirements of IRC Section 409A.

Section 5.15                            Material Contracts.  Except as set forth on Schedule 5.15, none of the BHC Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied):  (i) any employment, severance, change in control, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any BHC Company or the guarantee by any BHC Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the BHC Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the BHC Companies, any member of the immediate family of the foregoing or, to the Knowledge of BHC, any related interest (as defined in Regulation O promulgated by the FRB) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the BHC Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any BHC Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the BHC Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the BHC Companies of amounts aggregating $10,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “BHC Contracts”).  BHC has delivered or made available to Protective correct and complete copies of all BHC Contracts.  Each of the BHC Contracts is in full force and effect, and none of the BHC Companies is in Default under any BHC Contract.  All of the indebtedness of any BHC Company for money borrowed is prepayable at any time by such BHC Company without penalty or premium.

Section 5.16                            Legal Proceedings.  Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of BHC or Bank, threatened (or unasserted but considered probable of assertion) against any BHC Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the Knowledge of BHC or Bank, threatened against any BHC Company.  No BHC Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, Litigation, investigation or proceeding which, if determined adversely to any BHC Company, would have a Material Adverse Effect on such BHC Company or would materially restrict the right of any BHC Company to carry on its businesses as presently conducted.

Section 5.17                            Reports.  Since its formation, each BHC Company has timely filed all reports, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with (i)  Regulatory Authorities including, without limitation, the Federal Reserve, the FDIC and the Florida Office of Financial Regulation and (ii) any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith.  Except as set forth on Schedule 5.17, and except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the BHC Companies, to the Knowledge of any BHC Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any BHC Company, investigation into the business or operations of any BHC Company.  Except as set forth on Schedule 5.17, there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any BHC Company.  As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including without limitation all Securities Laws.  As of its respective date, each of such reports, registrations, statements and documents did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Other than the BHC Call Reports addressed in Section 5.5, the financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (a) has been prepared in all material respects in accordance with GAAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (b) fairly presents the financial position of the BHC Companies as of the respective dates thereof, and (c) fairly presents the results of operations of the BHC Companies for the respective periods therein set forth.

Section 5.18                            Statements True and Correct.  Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any BHC Company or any Affiliate thereof to Protective pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the information supplied or to be supplied by any BHC Company or any Affiliate thereof for inclusion in the documents to be prepared by Protective in connection with the Transactions, including without limitation (i) filings pursuant to any state securities and blue sky Laws, and (ii) filings made in connection with the obtaining of Consents from Regulatory Authorities, at the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of BHC, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All documents that any BHC Company is responsible for filing with any Regulatory Authority in connection with the Transactions will comply as to form in all material respects with the provisions of applicable Law.

Section 5.19                            Regulatory Matters.  Except as set forth on Schedule 5.19, no BHC Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(c) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section 9.1(c).

Section 5.20                            Offices.  The headquarters of each BHC Company and each other office, branch or facility maintained and operated by each BHC Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20.  None of the BHC Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

Section 5.21                            Data Processing Systems.  The electronic data processing systems and similar systems utilized in processing the work of each of the BHC Companies, including both hardware and software, (a) are supplied by a third party provider, in the case of software;

(b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the BHC Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of Protective or Protective’s third party provider.

Section 5.22                            Intellectual Property.  Each of the BHC Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the BHC Companies has received any notice of conflict with respect thereto that asserts the rights of others. The BHC Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any Contract, agreement, arrangement or commitment relating to any of the foregoing.  Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the BHC Companies.  Each of the BHC Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.

Section 5.23                            Administration of Trust Accounts.  Bank does not possess and does not exercise trust powers.

Section 5.24                            Advisory Fees.  BHC has retained the BHC Financial Advisor to serve as its financial advisor and, as of the Effective Time, shall incur a liability to the BHC Financial Advisor in the amount set forth on Schedule 5.24 (the “Advisory Fee”) in connection with the Transactions.  Other than the BHC Financial Advisor and the Advisory Fee, neither BHC nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

Section 5.25                            Regulatory Approvals.  Neither BHC nor Bank knows of any reason why all requisite regulatory approvals regarding the Transactions should not or cannot be obtained.

Section 5.26                            Opinion of Counsel.  Neither BHC nor Bank has Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.2(d).

Section 5.27                            Repurchase Agreements; Derivatives Contracts.  With respect to all agreements currently outstanding pursuant to which any BHC Company has purchased securities subject to an agreement to resell, such BHC Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.  With respect to all agreements currently outstanding pursuant to which any BHC Company has sold securities subject to an agreement to repurchase, no BHC Company has pledged collateral in excess of the amount of the debt secured thereby.  No BHC Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.  No BHC Company is a party to, nor has any BHC Company agreed to enter into any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract or agreement, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract (including various combinations thereof).

Section 5.28                            Antitakeover Provisions.  Each BHC Company has taken all actions required to exempt such BHC Company, this Agreement and the Transactions from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar Laws or regulations (“Takeover Laws”).

Section 5.29                            Transactions with Management.  Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of Bank at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a)(ii), (c) the BHC Contracts designated on Schedule 5.15, (d) obligations under employee benefit plans of the BHC Companies set forth in Schedule 5.14(a) and (e) any items described on Schedule 5.29, there are no Contracts with or commitments to present or former stockholders who own or owned more than 1% of the BHC Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such Contracts for commitments in the aggregate for all such person.

Section 5.30                            Deposits.  Except as set forth on Schedule 5.30, none of the deposits of Bank are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of Bank represents a deposit of any Affiliate of BHC.

Section 5.31                            Accounting Controls.  Each of the BHC Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable BHC Company; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable BHC Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (c) access to the material properties and assets of each of the BHC Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 5.32                            Claims under Insurance Policies.  Except as set forth on Schedule 5.32, neither BHC nor any BHC Subsidiary has Knowledge of any pending or threatened claim under its directors and officers’ insurance policy or fidelity bond coverage.

Section 5.33                            Deposit Insurance.  The deposit accounts of Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”).

Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

Section 5.34                            Registration Obligations.  Neither of BHC or Bank is under any obligation, contingent or otherwise, which will survive the Transactions to (i) register the offer or sale of its securities under the 1933 Act or any state securities Laws or (ii) register its securities under the 1934 Act.

Section 5.35                            Interlocking Relationships.  Schedule 5.35 sets forth a list of (a) all  banks and bank holding companies (other than BHC and Bank) in which any director or executive officer of BHC or Bank owns any interest, directly or indirectly, or for which any such director or executive officer provides or furnishes services as a director, officer, employee, consultant or otherwise, and (b) all loan participations, arrangements, agreements, Contracts and other dealings or relationships by and between BHC or Bank, on the one hand, and such other banks and bank holding companies, on the other hand.

ARTICLE 5A

REPRESENTATIONS AND WARRANTIES OF DIRECTORS

Each of the thirteen (13) members of the BHC Board, on behalf of himself only and not on behalf of any other Person or Party, represents and warrants to Protective as follows:

Section 5A.1                          Accuracy.  Except as set forth in the disclosure Schedules to this Agreement, the undersigned director does not have any actual Knowledge of any fact, circumstance, agreement, document or event that would serve as the basis for or result in, or is reasonably likely to serve as the basis for or result in, a breach of any of the representations or warranties made by BHC and Bank in Article 5 above.

Section 5A.2                          No Claims.   Except as set forth in the disclosure Schedules to this Agreement, neither the undersigned director nor any other Person with whom the undersigned director is affiliated is entitled or has any claim (whether asserted or unasserted) to any current, past or future payment, amount, property, asset, capital stock, options, warrants or any other rights to acquire any of the foregoing, or any other benefit from BHC and/or Bank under any agreement, arrangement or understanding whatsoever, including, without limitation, under or pursuant to any oral or written compensation, consulting, independent contractor or other arrangement, plan, agreement or understanding with BHC, Bank, or any their respective Affiliates, officers, directors or agents.  The undersigned director has no Knowledge of any claim, demand, proceeding, or cause of action whatsoever against BHC and/or Bank, whether asserted or unasserted, which the undersigned director or any other Person with whom the undersigned director is affiliated now has, has ever had or may hereafter have against BHC and/or Bank on account of or arising out of any matter, fact, circumstance, agreement, cause or event occurring at any time, including, without limitation, any rights to indemnification, payment or reimbursement.

Section 5A.3                          No Untrue Statements.  To the best of the undersigned director’s actual Knowledge, none of the representations or warranties in Article 5 above, nor any disclosure Schedule delivered to Protective pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PROTECTIVE

Protective hereby represents and warrants to BHC as follows:

Section 6.1                                   Authority; No Breach.

(a)                                  Protective has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party, and to consummate the Transactions provided for herein.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation of the Transactions provided for herein, including the Merger, have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of Protective.  Subject to required regulatory consents, this Agreement and the Ancillary Agreements to which it is or will be a party, represent a legal, valid and binding obligation of Protective, enforceable against Protective in accordance with their respective terms.

(b)                                 Neither the execution and delivery of this Agreement and the Ancillary Agreements to which it is or will be a party, by Protective, nor the consummation by Protective of the Transactions provided for herein, nor compliance by Protective with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Protective’s certificate of incorporation or bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, any Contract or Permit of any Protective Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Protective, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(c) of this Agreement, violate any Law or Order applicable to Protective or any of its Assets.

(c)                                  Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE and FINRA, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (iv) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Protective, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by Protective of the Transactions.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

Section 7.1                                   Covenants of Both Parties.  Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party, until the earlier of the Effective Time or the termination of this Agreement, shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, in the case of BHC, (ii) preserve intact its business organization, goodwill, relationships with customers, employees and, in the case of Bank, depositors, and Assets and maintain its rights and franchises, (iii) take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the Transactions without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(c) or 9.2(k) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement or any Ancillary Agreement, and (iv) in the case of BHC and Bank, comply in all respects with the Consent Decrees.

Section 7.2                                   Covenants of BHC and the Bank.

(a)                                  During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, BHC shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of Protective and to report on the general status of its and its Subsidiaries’ ongoing operations.  BHC shall permit Protective to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as Protective may reasonably request.  BHC shall promptly notify Protective concerning (a) any material change in the normal course of its or any of its Subsidiaries’ businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries or Affiliates; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and BHC shall, and shall cause its Subsidiaries to, use its commercially reasonable  efforts to prevent or promptly respond to same.

(b)                                 From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, BHC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of Protective, which consent shall not be unreasonably withheld, except for in connection with the actions referenced in subsections (ii), (iv) or (v) below, in which case such consent may be withheld for any reason or no reason, or, subject to prior notice and consultation with Protective, except as may be required or necessary to comply with the terms and conditions of the Consent Decrees:

(i)                                     amend the Articles of Incorporation, Bylaws or other governing instruments of any BHC Company; or

(ii)                                  incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of BHC Subsidiaries consistent with past practices (which shall include, for BHC Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any BHC Company of any Lien or permit any such Lien to exist; or

(iii)                               repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any BHC Company, or declare or pay any dividend or make any other distribution in respect of BHC’s capital stock, except as contemplated herein in connection with the Newco-PLC Sale and the Newco-SH Sale; or

(iv)                              except for this Agreement or as required upon exercise of any of the BHC Options, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of BHC Common Stock or any other capital stock of any BHC Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

(v)                                 adjust, split, combine or reclassify any capital stock of any BHC Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any BHC Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

(vi)                              acquire any direct or indirect equity interest in any Person, other than in connection with (a) the formation and organization of Newco-PLC and Newco-SH, (b) foreclosures in the ordinary course of business and (c) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

(vii)                           grant any increase in compensation or benefits to the directors, officers or employees of any BHC Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the BHC Board prior to the date of this Agreement; or enter into or amend any severance or change in control agreements with directors, officers or employees of any BHC Company; or

(viii)                        enter into or amend any employment Contract between any BHC Company and any Person (unless such amendment is required by Law) that the BHC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(ix)                                adopt any new employee benefit plan of any BHC Company or make any material change in or to any existing employee benefit plans of any BHC Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(x)                                   make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(xi)                                (a) commence any Litigation other than in accordance with past practice, (b) settle any Litigation involving any Liability of any BHC Company or any Affiliate (including, but not limited to, the case styled Dennis DuRant v. Brian James, Case No. 08-445CA (Circuit Court of the 14th Circuit, Holmes County, Florida)) for material money damages or restrictions upon the operations of any BHC Company, or, (c) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

(xii)                             enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

(xiii)                          fail to file timely any report required to be filed by it with any Regulatory Authority; or

(xiv)                         make any Loan or advance to any 5% stockholder, director or officer of BHC or any of the BHC Subsidiaries, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of BHC or any of its Subsidiaries) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(xiv) or renewals of any Loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original Loan or advance; or

(xv)                            cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of any BHC Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of BHC or any of its Subsidiaries) of any of the foregoing; or

(xvi)                         enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any BHC Company or any member of the immediate family of the foregoing, or any Related Interest (Known to BHC or any of its Subsidiaries) of any of the foregoing; or

(xvii)                      modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration; or

(xviii)                   file any application to relocate or terminate the operations of any banking office; or

(xix)                           except in accordance with applicable Law, change its or any of its Subsidiaries’ lending, investment, liability management and other material banking policies in any material respect; or

(xx)                              intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the Transactions; or

(xxi)                           take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Law, and BHC shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect; or

(xxii)                        make or renew any Loan to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any BHC Company more than an aggregate of $1,000,000 of secured indebtedness or more than $250,000 of unsecured indebtedness; or

(xxiii)                     increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with BHC and Bank’s past policies; or

(xxiv)                    purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation by a Designated Representative of BHC with a Designated Representative of Protective), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation; or

(xxv)                       except for residential real property owned by and reflected on the books of BHC or Bank as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interests therein having a book value in excess of or in exchange for consideration in excess of $3,000,000; or

(xxvi)                    make or commit to make any capital expenditures individually in excess of $10,000, or in the aggregate in excess of $50,000.

(c)                                  Notwithstanding the foregoing, if any of the provisions of this Section 7.2 are deemed to be inconsistent with, or could reasonably be expected to be inconsistent with, the Laws of any Regulatory Authority, the Parties agree to work together in good faith to amend such provisions so that they conform in all respects to such Laws and to any and all requirements of the applicable Regulatory Authorities.

Section 7.3                                   Section 409A.  With respect to any and all BHC Benefit Plans that may be or become subject to IRC Section 409A, BHC shall cause there to be taken such actions by December 31, 2008, as may be necessary or appropriate to prevent any excise tax and other tax penalties under Section 409A of the IRC from applying to payments or benefits under such plans or agreements.

Section 7.4                                   Adverse Changes in Condition.  Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

Section 7.5                                   Reports.  Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and BHC shall deliver to Protective copies of all such reports filed by BHC or its Subsidiaries promptly after the same are filed.

Section 7.6                                   Acquisition Proposals.

(a)                                  BHC shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”) or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the BHC Stockholders’ Meeting, and without any breach of the terms of this Section 7.6(a), BHC receives an unsolicited bona fide written Acquisition Proposal from any Person that in the good faith judgment of the BHC Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, BHC may (x) furnish information (including non-public information) with respect to BHC to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement dated as of November 12, 2008, by and among Protective, BHC and Bank, and (y) participate in negotiations with such Person regarding such Acquisition Proposal, if the BHC Board determines in good faith, after consultation with counsel, that failure to do so would likely result in a violation of its fiduciary duties under applicable Law.

(b)                                 Neither the BHC Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Protective, the approval or recommendation by the BHC Board or such committee of the Transactions or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit BHC or any of its Subsidiaries to enter into any Acquisition Agreement.

(c)                                  BHC agrees that it and its Subsidiaries shall, and BHC shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal.  BHC agrees that it will notify Protective promptly (but no later than 24 hours) if, to BHC’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, BHC, its Subsidiaries, or their officers, directors, employees, representatives or agents.  The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter BHC shall keep Protective informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.  BHC also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

ARTICLE 8

ADDITIONAL AGREEMENTS

Section 8.1                                   Regulatory Matters

(a)                                  BHC shall as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement, the Merger and the Transactions contemplated hereby. The BHC Board shall recommend that the holders of BHC Common Stock vote for and adopt the Merger and this Agreement and approve the Transactions.

(b)                                 The Parties shall cooperate with each other and use their commercially reasonable  efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the Transactions.  Protective and BHC shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the non-confidential information relating to Protective or BHC, as the case may be, and any of their respective Subsidiaries, which appear in the non-confidential portion of any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the Transactions.  In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable.  The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the Transactions, and each Party will keep the other apprised of the status of matters relating to completion of the Transactions.  Without limiting the foregoing, (a) in connection with the outstanding trust preferred securities and related underlying subordinated debentures issued by BHC and/or any affiliated trust of BHC, BHC shall, prior to the Closing, obtain all necessary consents and approvals of each trustee and any other Person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation and/or Protective to the rights and obligations of BHC under the related indentures, guarantees or other agreements or instruments (the “TRUPS Consent”), and (b) prior to the Closing, BHC shall obtain any and all consents and approvals to the extent necessary to prevent any Default under any Contracts or arrangements between BHC and/or Bank, on the one hand, and  IBBF or the Federal Home Loan Bank, on the other hand, as a result of the Transactions (the “IBBF / FHLB Consents”).

(c)           Protective and BHC shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the proxy statement related to the stockholder approval, or any other statement, filing, notice or application made by or on behalf of Protective, BHC or any of their Subsidiaries to any Regulatory Authority in connection with the Transactions.

(d)           Protective and BHC shall promptly furnish each other with copies of the non-confidential portions of all applications, notices, petitions and filings with all Regulatory Authorities, and all written communications received by Protective or BHC, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority, in respect of the Transactions.

(e)           BHC will indemnify and hold harmless Protective and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse Protective, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any proxy statement issued in connection with seeking stockholder approval or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading.

Section 8.2            Access to Information.

(a)           From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice and subject to applicable Laws relating to the exchange of information, Protective and BHC shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other access to all its properties, books, Contracts, commitments and records and, during such period, each of Protective and BHC shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) also other information concerning its business, properties and personnel as the other party may reasonably request.

(b)           All information furnished by Protective to BHC or its representatives pursuant hereto shall be treated as the sole property of Protective and, if the Transactions shall not occur, BHC and its representatives shall return to Protective all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information.  BHC shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose.  The obligation to keep such information confidential shall continue for five years from the date the proposed Transactions are abandoned and shall not apply to (i) any information which (x) was already in BHC’s possession prior to the disclosure thereof by Protective; (y) was then generally known to the public; or (z) was disclosed to BHC by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(c)           All information furnished by BHC or its Subsidiaries to Protective or its representatives pursuant hereto shall be treated as the sole property of BHC and, if the Transactions shall not occur, Protective and its representatives shall return to BHC all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information.  Protective shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose.  The obligation to keep such information confidential shall continue for five years from the date the proposed Transactions are abandoned and shall not apply to (i) any information which (x) was already in Protective’s possession prior to the disclosure thereof by BHC or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to Protective by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(d)           No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

Section 8.3            Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each of BHC and Protective shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the Transactions, including without limitation obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof.

Section 8.4            BHC Stockholders’ Meeting.  BHC shall call a meeting of its stockholders (the “BHC Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and the Transactions and such other related matters as it deems appropriate.  In connection with the BHC Stockholders’ Meeting, (a) BHC shall prepare with the assistance of Protective a notice of meeting; (b) Protective shall furnish all information concerning it that BHC may reasonably request in connection with conducting the BHC Stockholders’ Meeting; (c) BHC shall prepare for printing, copying and for distribution to BHC’s stockholders at BHC’s expense, the form of the proxy statement or combined proxy statement/private placement memorandum (with respect to the issuance of Newco-PLC Common Stock); (d) Protective shall furnish all information concerning it that BHC may reasonably request in connection with preparing the proxy statement or combined proxy statement/private placement memorandum; (e) the BHC Board shall recommend to its stockholders the approval of this Agreement and the Transactions; and (f) BHC shall use its best efforts to obtain its stockholders’ approval.  BHC will use its commercially reasonable efforts to prepare a preliminary draft of the proxy statement or combined proxy statement/private placement memorandum within seven (7) days of the date of this Agreement, and will consult with Protective on the form and content of the proxy statement or combined proxy statement/private placement memorandum (including the presentation of draft copies of such proxy materials to Protective) prior to the delivery to BHC’s stockholders.  BHC will use its commercially reasonable efforts to deliver notice of the Stockholders’ Meeting and the proxy statement or combined proxy statement/private placement memorandum as soon as practicable after the date of this Agreement.

Section 8.5            Certificate of Objections.  As soon as practicable (but in no event more than three (3) business days) after the BHC Stockholders’ Meeting, BHC shall deliver to Protective a certificate of the Secretary of BHC containing the names of the stockholders of BHC that both (a) gave written notice prior to the taking of the vote on this Agreement at the BHC Stockholders’ Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement (“Certificate of Objections”).  The Certificate of Objections shall include the number of shares of BHC Common Stock held by each such stockholder and the mailing address of each such stockholder.

Section 8.6            Publicity.  Neither Protective nor BHC shall, or shall permit any of their respective Subsidiaries or affiliates to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the Transactions without the consent of the other Party, which consent will not be unreasonably withheld; provided, however, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law or the rules of the NYSE.

Section 8.7            Expenses.  All costs and expenses incurred in connection with the Transactions, including without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of BHC and the BHC Companies, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of Protective, all such costs and expenses incurred by BHC and the BHC Companies shall be incurred or reserved for on the Closing Date Balance Sheet and shall not exceed $100,000 in the aggregate.  The Stockholders Representative acknowledges and agrees that the Advisory Fee shall be the sole responsibility of the pre-Merger stockholders of BHC.  Each Party hereby agrees to and shall indemnify the other Party against any liability arising from any such fee or payment incurred by such Party.  Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s breach of any provision of this Agreement.

Section 8.8            Failure to Close.

(a)           Protective expressly agrees to consummate the Transactions upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action  reasonably required to be taken by it to facilitate the Closing.

(b)           BHC expressly agrees to consummate the Transactions upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

Section 8.9            Notice of Deadlines.  Schedule 8.9 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which BHC or Bank is a party.

Section 8.10         Fixed Asset Inventory.  At Protective’s request, at least twenty (20) days prior to the Effective Time, BHC shall take, or shall cause to be taken, an inventory of all fixed assets of the BHC Companies to verify the presence of all items listed on their respective depreciation schedules, and BHC shall allow Protective’s representatives, at the election of Protective, to participate in or be present for such inventory and shall deliver to Protective copies of all records and reports produced in connection with such inventory.

Section 8.11         Employee Benefits.

(a)           For at least the six-month period following the Effective Time, Protective shall, or shall cause the Protective Subsidiaries to, provide to those individuals actively employed by, or on an authorized leave of absence from, BHC or one of the BHC Subsidiaries as of the Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are similar, in the aggregate, to the aggregate rates of employee benefits, base salary, hourly wage and annual bonus opportunities provided to such Covered Employees under the BHC Benefit Plans as in effect immediately before the Effective Time; notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular BHC Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 8.11, (iii) limit the right of the Protective Companies to terminate the employment of any Covered Employee at any time or require the Protective Companies to provide any such Covered Employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination, other than as required by applicable Law, or (iv) obligate the BHC Companies or Protective Companies to (A) maintain any particular BHC Benefit Plan or (B) retain the employment of any particular employee.

(b)           If Protective so requests (which request shall be made no less than fifteen (15) days prior to the Effective Time), BHC shall take any and all actions reasonably required (including without limitation, the adoption of resolutions by the BHC Board) to amend, freeze and/or terminate any or all BHC Benefit Plans immediately prior to the Effective Time, and, if requested by Protective, to implement any such actions. BHC shall take no action which would reduce or restrict the availability of surplus (excess of plan assets over plan liabilities) or would increase liability under any BHC Benefit Plan.

(c)           Subject to regulatory compliance and any required regulatory approval, a Covered Employee who terminates employment from Protective or a Protective Subsidiary following the Effective Time will be entitled to receive severance benefits, if any, under the terms and conditions of Protective’s Separation Pay Plan (“Separation Plan”), as may be amended from time to time. The terms of the Separation Plan shall apply to a Covered Employee in the same respect as they apply to Protective’s or Protective Subsidiaries’ employees, except that, for purposes of calculating the amount of severance benefits, if any, to be paid to a Covered Employee, the Covered Employee’s service with BHC and any BHC Subsidiaries shall be included.

Section 8.12         Employment Agreements.  Protective agrees to work together in good faith with James B. Goodson and Kathy Leibold (the “Subject Employees”) to enter into, or to cause BHC or Bank to enter into, at or promptly following the Effective Time, Employment Agreements (the “Employment Agreements”) substantially in accordance with the terms and conditions set forth on Exhibit B-1 and Exhibit B-2, respectively; provided, however, that the terms, execution and delivery of the Employment Agreements are subject to regulatory approval.  Other than amounts due to the Subject Employees pursuant to the duly executed Employment Agreements, the Stockholders Representative agrees, on behalf of the stockholders of BHC immediately prior to the Effective Time (the “Pre-Merger Stockholders”), that the Pre-Merger Stockholders, or a group of such Pre-Merger Stockholders or an entity owned by such Pre-Merger Stockholders, shall be solely responsible for any amounts due to or claimed by either of the Subject Employees pursuant to any severance, change-in-control or similar agreement, arrangement or understanding between BHC or Bank or any of the Pre-Merger Stockholders, on the one hand, and such Subject Employee, on the other hand, including without limitation (i) those certain draft Change In Control Agreements dated January         , 2006, among each of the Subject Employees, BHC and Bank, and (ii) those certain change in control and other employment terms approved by the Bank’s board of directors in or around June of 2008.

Section 8.13         Net Operating Losses.  With respect to any net operating losses of BHC for the period ending June 30, 2008, while BHC was classified as an S Corporation pursuant to the IRC, the Stockholders Representative, in consultation with the stockholders of BHC as of the date hereof will determine, in their sole discretion, the methodology for recognizing such losses under the IRC, if and to the extent the IRC permits the selection of such methodology.

Section 8.14         Tax Matters.

(a)           Liability for Taxes.  The Pre-Merger Stockholders shall be liable for (i) all Taxes (including, specifically, for this purpose, Taxes that are due with respect to Tax Returns that are required to be filed by the BHC Companies for taxable periods ending on or before the Effective Time) of the BHC Companies with respect to any and all periods, or portions thereof, ending on or before the Effective Time (“Pre-Effective Time Period”) and for all claims, losses, liabilities, obligations, Damages, impositions, assessments, interest, penalties, demands, judgments, settlements, costs and expenses with respect to such Taxes, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which BHC or any of the BHC Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Effective Time, including pursuant to Treas. Reg. section 1.1502-6 or any analogous or similar state, local, or foreign Law or regulation and (iii) any and all Taxes of any Person (other than BHC and the BHC Subsidiaries) imposed on any of the BHC Companies as a transferee or successor, by Contract or pursuant to any Law, rule or regulation which Taxes relate to an event or transaction occurring before the Effective Time.  BHC shall be liable for Taxes of the BHC Companies with respect to any and all periods, or portions thereof, beginning after the Effective Time (“Post-Effective Time Period”) and for any and all claims, losses, liabilities, obligations, Damages, impositions, assessments, interest, penalties, demands, judgments, settlements, costs and expenses with respect to such Taxes.  Any and all transactions or events contemplated by this Agreement that occur at or prior to the Effective Time shall be deemed to have occurred in the Pre-Effective Time Period.

(b)           Allocation of Liability for Taxes.  In the case of any Taxes that are attributable to a taxable period which begins before the Effective Time and ends after the Effective Time, the amount of Taxes attributable to the Pre-Effective Time Period shall be determined as follows:

(i)            In the case of franchise or similar Taxes imposed on any of the BHC Companies based on capital (including net worth or long-term debt), the number of shares of stock authorized, issued or outstanding, or ad valorem or property taxes, the portion attributable to the Pre-Effective Time Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Effective Time Period and the denominator of which is the number of days in the entire taxable period.

(ii)           In the case of all other Taxes, the portion attributable to the Pre-Effective Time Periods shall be determined on the basis of an interim closing of the books of the BHC Companies as of the Effective Time, and the determination of the hypothetical Tax for such Pre-Effective Time Periods shall be determined on the basis of such interim closing of the books, without annualization.  The hypothetical Tax for any period shall in no case be less than zero.  Taxes attributable to the Pre-Effective Time Periods shall be determined under the same method of accounting used by the BHC Companies during that period.

(c)           Filing of Tax Returns.  Protective shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the BHC Companies that are filed after the Effective Time, other than the Tax returns for the year ended June 30, 2008 and any other periods ended on or before the Effective Date, which will be prepared on behalf of the BHC Companies under the direction of the Stockholders Representative in a manner consistent with prior Tax returns.  At least twenty (20) days prior to the date on which any such Tax Return is due (including any extensions) and prior to filing any such Tax return, the filing party shall deliver a copy of any Tax return attributable to the Pre-Effective Time Period to the non-filing party in order that the non-filing party may make reasonable changes and revisions to such Tax return, which changes and revisions due from the non-filing party to the filing party at least three days prior to filing.  The filing party shall make such changes that are reasonably requested by the non-filing party.

(d)           Tax Audits.  Protective shall direct and manage any audit, claim or refund and administrative or judicial proceeding involving any asserted Liability for Taxes regarding any of the BHC Companies initiated after the Effective Time (any such audit, claim for refund or proceeding relating to an asserted Liability for Taxes are referred to as a “Contest”).  Protective may not settle or compromise any Contest involving any asserted Liability for Taxes, with respect to which indemnity may be sought by Protective under this Agreement, over the objection of the Stockholders Representative, provided, however, that consent to settlement or compromise shall not be unreasonably withheld.  Any direct costs of Protective as a result of the managing and/or settling of a Contest related to the Pre-Effective Time Period shall be included in the calculation of Damages subject to the indemnification obligation of the stockholders of BHC under this Agreement.

(e)           Asset Transfers.  For the Pre-Effective Time Period in which Asset Transfer 1 and Asset Transfer 2 occur, the BHC Companies will not treat such transfers (in the tax return that relates to such period) as exchanges qualifying under the non-recognition provisions of Section 351 of the IRC.  Furthermore, the BHC Companies will not carry back (pursuant to IRC Section 172 or any other applicable Section of the IRC) to any subchapter S tax year of the BHC Companies any Tax losses realized during the period between the date of the termination of subchapter S status of the BHC Companies and the Effective Time.

Section 8.15         Joinder.   As soon as practicable after the formation and organization of Newco-PLC, Newco-SH and Acquisition Sub, each of BHC and Bank, with respect to Newco-PLC and Newco-SH, and Protective, with respect to Acquisition Sub, shall cause each such corporation to become a party to this Agreement by executing and delivering a Joinder Agreement (the “Joinder Agreement”) in form and substance mutually agreeable to the Parties.

Section 8.16         Financing.  The Stockholders Representative agrees to use commercially reasonable efforts to obtain and deliver to Protective a firm commitment letter providing for the financing of the Newco—SH Purchase Price as soon as practicable following the date of this Agreement, but in any event by January 15, 2009.  The Stockholders Representative represents to Protective that he knows of no reasons, facts or circumstances that would reasonably be expected to prevent or hinder the prompt issuance of such a commitment letter.

Section 8.17         Commission Arrangement.  Prior to the Closing, BHC and Bank, at no cost, expense or liability to BHC, Bank or Protective, shall terminate all oral and written arrangements with the officers and directors of BHC and/or Bank pursuant to which any BHC Company or the Surviving Corporation would otherwise incur liability for a broker’s fee, commission or finder’s fee in connection with this Agreement or any of the Transactions provided for herein.

Section 8.18         Noncompetition Agreements.  BHC, Bank and/or the Stockholders Representative shall cause each of the current thirteen (13) members of the BHC Board to sign a Noncompetition Agreement in a form mutually agreeable to the Parties and shall, within seven (7) days after the date of this Agreement, deliver the duly executed Noncompetition Agreements to Protective’s counsel to hold in escrow pending the Closing (collectively, the “Noncompetition Agreements”).

Section 8.19         Excess Debt.  To the extent that, in the reasonable judgment of Protective, the total liabilities of BHC immediately prior to the Closing exceed the sum of (a) $5,466,342.56 (i.e. the amount of BHC’s total liabilities reflected on the BHC 9-30-08 Balance Sheet) plus (b) any deferred and unpaid interest on BHC’s outstanding trust preferred securities and related underlying subordinated debentures, which interest is attributable to the period between September 30, 2008 and the Effective Time, the Stockholders Representative shall ensure that such excess amount is paid and reduced in its entirety as of the Effective Time through an outside funding source other than, and without recourse to, any BHC Company, the Surviving Corporation or Protective.

Section 8.20         Tail Coverage. Prior to the Closing, the Stockholders Representative shall obtain extended or “tail” coverage with respect to the insurance policy or policies of the

BHC Companies set forth on Schedule 8.20 attached hereto (the “Tail Coverage”).  Such Tail Coverage shall provide coverage consistent with the current policy of BHC for at least two (2) years following the Effective Time.  The cost of the Tail Coverage shall be borne equally between the Pre-Merger Stockholders and Protective; provided however, that Protective’s portion of the cost shall be capped at $150,000.

Section 8.21         Delayed Schedules.  BHC and Bank acknowledge that the Schedules to this Agreement have not been provided to Protective on or prior to the date of this Agreement. BHC and Bank shall deliver to Protective a full and complete set of the Schedules to this Agreement no later than December 5, 2008 (the “Delayed Schedules”), and the Delayed Schedules, if received by Protective on or prior to December 5, 2008, shall be deemed to be part of the disclosure Schedules delivered in connection with the execution and delivery of this Agreement; provided, however, that the conditions set forth in Section 9.2 shall not be waived or limited by delivery of the Delayed Schedules.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

Section 9.1            Conditions to Obligations of Each Party.  The respective obligations of each Party to perform this Agreement and consummate the Merger and the Transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:

(a)           Stockholder Approval.  The stockholders of BHC shall have approved this Agreement, and the consummation of the Transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments, and BHC shall have furnished to Protective certified copies of resolutions duly adopted by its stockholders evidencing same.

(b)           Protective Board Approval.  The Protective Board shall have approved this Agreement and the Transactions.

(c)           Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Transactions shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired.  No Consent obtained from any Regulatory Authority that is necessary to consummate the Transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital, or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the Transactions as to render inadvisable the consummation of the Transactions.

(d)           Consents and Approvals.  Each Party shall have obtained any and all Consents required for consummation of the Transactions (other than those referred to in Section 9.1(c) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.  No Consent so obtained which is necessary to consummate the Transactions shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the Transactions as to render inadvisable the consummation of the Transactions.

(e)           Legal Proceedings.  No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the Transactions.  No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of Transactions which, in the opinion of the Protective Board or the BHC Board, renders it impossible or inadvisable to consummate the Transactions.

(f)            Securities Exemptions.  BHC and Protective shall have received all state securities Laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to resell the common stock of Newco-SH and issue the Newco-PLC Common Stock pursuant to the terms of this Agreement.

Section 9.2            Conditions to Obligations of Protective.  The obligations of Protective to perform this Agreement and consummate the Merger and the Transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by Protective pursuant to Section 11.4(a) of this Agreement:

(a)           Representations and Warranties.  The representations and warranties of BHC, Bank and the members of the BHC Board set forth or referred to in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b)           Performance of Obligations.  Each and all of the agreements, obligations  and covenants of BHC, Bank and Stockholders Representative to be performed and complied with pursuant to this Agreement, the Ancillary Agreements, and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.  Without limiting the generality of the foregoing, Protective shall have received evidence or documentation, to its satisfaction, of performance and compliance by BHC, Bank and Stockholders Representative with Sections 8.7, 8.15, 8.17, 8.19 and 8.20 of this Agreement.

(c)           Certificates.  BHC shall have delivered to Protective (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to Protective’s obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the BHC Board and the BHC stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Transactions, all in such reasonable detail as Protective and its counsel shall request.

(d)           Opinion of Counsel.  BHC shall have delivered to Protective an opinion of Balch & Bingham, LLP, counsel to BHC, dated as of the Closing, in substantially the form of Exhibit D hereto.

(e)           Net Worth and Debt Requirements.  BHC shall have delivered the Closing Date Balance Sheet, which shall reflect that (a) BHC has a tangible net worth of at least $11 million, and (b) the total liabilities of BHC do not exceed the sum of (i) $5,466,342.56 (i.e. the amount of BHC’s total liabilities reflected on the BHC 9-30-08 Balance Sheet) plus (ii) any deferred and unpaid interest on BHC’s outstanding trust preferred securities and related underlying subordinated debentures, which interest is attributable to the period between September 30, 2008 and the Effective Time.  For purposes of this Section 9.2(e), the Closing Date Balance Sheet shall reflect all of the Transactions and all amounts to be paid by BHC and/or Bank pursuant to the terms of this Agreement, and “tangible net worth” shall mean the sum of the amounts set forth on the Closing Date Balance Sheet as stockholders’ equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus), less the sum of (A) any amounts at which shares of capital stock of such person appear on the asset side of the Closing Date Balance Sheet, (B) any amounts due from or owed by any Subsidiary thereof, and (C) any intangible assets (including without limitation goodwill) on the Closing Date Balance Sheet.

(f)            Matters Relating to 280G Taxes.  Protective shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that BHC shall have taken any and all reasonably necessary steps such that the Transactions will not trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any employment agreements, change in control agreements, severance agreements, and similar arrangements between a BHC Company and any officers, directors, or employees thereof.

(g)           Matters Relating to Employment. Protective shall have received (i) all of the Noncompetition Agreements in accordance with Section 8.18 above, (ii) documentation reasonably satisfactory to Protective that any and all employment agreements, change in control agreements, severance agreements, and similar agreements between any BHC Company and any individual shall be terminated as of the Effective Time on terms and conditions satisfactory to Protective, (iii) at Protective’s election, a consulting agreement with Guy Medley on mutually agreeable terms and conditions, and (iv) at Protective’s election, employment agreements with such additional employees as may be designated by Protective prior to the Closing.

(h)           Regulatory Matters.  No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any BHC

Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any BHC Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of Protective, restricts or impairs the conduct of such BHC Company’s business or future prospects.

(i)            Absence of Adverse Facts.  There shall have been no determination by Protective in good faith that any fact, Litigation, claim, event or condition exists or has occurred that, in the judgment of Protective, (i) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, BHC or Bank or the consummation of the Transactions, (ii) would be of such significance with respect to the business or economic benefits expected to be obtained by Protective pursuant to this Agreement as to render inadvisable the consummation of the Transactions, (iii) would be materially adverse to the interests of Protective on a consolidated basis or (iv) would render the Merger or the other Transactions impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

(j)            Consents Under Agreements.  BHC shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to, or the continuation by Bank or any other BHC Company of, as the case may be, any obligation, right or interest of BHC, Bank or such BHC Company under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, including without limitation the TRUPS Consent and the IBBF / FHLB Consents, except those for which failure to obtain such consents and approvals would not in the reasonable opinion of Protective, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation and Bank or the BHC Company at issue.

(k)           Material Condition.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transactions by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of Protective, any material adverse requirement upon Protective or any Protective Subsidiary, including without limitation any requirement that Protective sell or dispose of any significant amount of the assets of BHC, Bank or their respective Subsidiaries, or any other Protective Subsidiary; provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of BHC or any Protective Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

(l)            Certification of Claims.  BHC shall have delivered a certificate to Protective that BHC is not aware of any pending, threatened or potential claim against the directors or officers of BHC or Bank or under the directors and officers insurance policy or the fidelity bond coverage of BHC or any BHC Company.

(m)                               Loan Portfolio.  There shall not have been any material increase since the date of this Agreement in the Loans required to be described in Schedule 5.9(a)(iv), and Protective shall have completed its due diligence review of BHC’s loan portfolio, with the results of such due diligence review being acceptable to Protective in its sole judgment.

(n)                                 Legal Proceedings.  No action, proceeding or claim shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action, claim or proceeding by any Person, against any BHC Company or their respective officers or directors.

(o)                                 Proceedings.  (i) Asset Transfer 1 and Asset Transfer 2 shall have been consummated in a manner reasonably satisfactory to Protective; (ii) immediately prior to the consummation of the Merger, the transactions contemplated by the Stock Purchase Agreements shall have been consummated in a manner reasonably satisfactory to Protective; and (iii) all other proceedings taken and to be taken in connection with the Transactions and all Ancillary Agreements and other agreements, documents, instruments and certificates executed or to be executed in connection therewith or incident thereto shall be satisfactory in form and substance to Protective and its counsel, and Protective shall have received all such counterpart original and certified or other copies of such documents as requested.

(p)                                 TARP Funding.  Protective shall have received equity capital from the United States Department of Treasury under the Capital Purchase Program of the Troubled Asset Relief Program on terms and in an amount satisfactory to Protective in its sole and absolute discretion.

(q)                                 Dissenting Stockholders.  No holder of BHC Common Stock shall have delivered notice to BHC of such holder’s intention to perfect dissenters’ appraisal rights pursuant to the Dissenter Provisions or, if such notice has been received, the holder delivering such notice shall have waived or withdrawn such claim.

(r)                                    Due Diligence.  Protective shall have completed all Due Diligence and other investigations of BHC, Bank, and their respective financial condition, operations and business,  and all aspects of the results of such Due Diligence shall be acceptable to Protective in its absolute and sole discretion.  Without limiting the generality of the foregoing, BHC and Bank shall have afforded the authorized representatives of Protective, including without limitation its outside consultants and advisors, reasonable access to the properties, books, records and responsible individuals of BHC and Bank in order that Protective shall have had a full opportunity to make such reasonable investigation as it desires to make of the affairs of BHC and Bank, and BHC and Bank shall have furnished Protective with such additional financial and operating data and other information as to the business and properties of BHC and Bank as Protective may have from time to time reasonably requested.  For the sake of clarity, the condition in Section 9.2(r) is in addition to and independent from, and shall not be limited in any manner by, Protective’s other closing conditions in Section 9.2.  Protective’s right to invoke the closing condition in Section 9.2(r) shall not be limited in any manner by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, by Protective or its representatives prior to the execution and delivery of this Agreement.

(s)                                  Termination of Options and Warrants.  All options and/or warrants to purchase shares of the capital stock of BHC, including without limitation those set forth on Schedule 5.3(b), shall have been canceled and terminated in full pursuant to documents and instruments in form and substance satisfactory to Protective, at no cost or expense to Protective, any BHC Company or the Surviving Corporation.

(t)                                    That certain case styled Dennis DuRant v. Brian James, Case No. 08-445CA (Circuit Court of the 14th Circuit, Holmes County, Florida) shall have been dismissed on terms and conditions reasonably satisfactory to Protective.

Section 9.3                                   Conditions to Obligations of BHC.  The obligations of BHC to perform this Agreement and consummate the Merger and the Transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by BHC pursuant to Section 11.4(b) of this Agreement:

(a)                                  Representations and Warranties.  The representations and warranties of Protective set forth or referred to in this Agreement and in any certificate of document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b)                                 Performance of Obligations.  Each and all of the agreements, obligations and covenants of Protective to be performed and complied with pursuant to this Agreement and the Ancillary Agreements prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                                  Certificates.  Protective shall have delivered to BHC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to BHC’s obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the Protective Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Transactions, all in such reasonable detail as BHC and its counsel shall request.

(d)                                 Financing.  Newco—SH shall have obtained financing acceptable to Newco—SH in its sole and absolute discretion of at least $11 million for the payment of the Newco—SH Purchase Price.

ARTICLE 10
TERMINATION; SURVIVAL; INDEMNIFICATION

Section 10.1                            Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of BHC, this Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)                                  by mutual written consent of the Protective Board and the BHC Board; or

(b)                                 by the Protective Board or the BHC Board in the event of an inaccuracy of any representation or warranty contained in this Agreement or any Ancillary Agreement which cannot be or has not been cured within ten (10) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c)                                  by the Protective Board or the BHC Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement or any Ancillary Agreement which cannot be or has not been cured within ten (10) days after the giving of written notice to the breaching Party of such breach; or

(d)                                 by the Protective Board or the BHC Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement or any Ancillary Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Transactions shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of BHC fail to vote their approval of this Agreement and the Transactions as required by applicable Law at its Stockholders’ Meeting where the Transactions are presented to such BHC stockholders for approval and voted upon; or

(e)                                  by the Protective Board, if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to BHC, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to BHC, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within ten (10) days after receipt by BHC of notice in writing from Protective specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f)                                    by the Protective Board or the BHC Board if the Transactions shall not have been consummated by March 31, 2009, if the failure to consummate the Transactions on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(f); or

(g)                                 by the Protective Board or the BHC Board if any of the conditions precedent to the obligations of such Party to consummate the Transactions cannot be satisfied or fulfilled by the date specified in Section 10.1(f) of this Agreement and such failure was not the fault of the terminating party; or

(h)                                 by the Protective Board if any holder of BHC Common Stock properly asserts and does not withdraw his, her or its dissenters’ rights of appraisal pursuant to the Dissenter Provisions; or

(i)                                     by the Protective Board (1) if on or before December 3, 2008, Protective has not received from each of the thirteen (13) members of the BHC Board (A) a signature page to this Agreement evidencing his joinder hereto for the purposes of Article 5A hereof, and (B) a Support Agreement; or (2) if Protective has not received the Delayed Schedules on or before December 5, 2008; or (3) if Protective, in its sole discretion, is not satisfied with any aspect of the Delayed Schedules.

Section 10.2                            Effect of Termination.  In the event of a termination of this Agreement by either the Protective Board or the BHC Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of Protective or BHC or their respective officers or directors, except that this Section 10.2 and Article 11 and Sections 8.2, 8.6 and 8.7 of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

Section 10.3                            Survival of Representations and Covenants

(a)                                  All representations, warranties, covenants, and obligations in this Agreement will survive the Effective Time for a period of two (2) years; provided, however, the representations and warranties set forth in Section 5.3 (Capital Stock) and in Section 5.4(c) shall survive the Effective Time indefinitely, and the representations and warranties and covenants set forth in Sections 5.8 (Taxes) and 8.14 (Tax Matters) shall survive the Effective Time until the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for any Tax, including without limitation any interest or penalties, under applicable Laws in respect of any taxation year to which such representations and warranties or covenants extend could be issued under applicable Laws to or against any of the BHC Companies or Protective.  A claim for indemnification arising during the applicable survival period (not including the additional five (5) days referenced in this sentence) must be made within five (5) days after the end of the applicable survival period in the immediately preceding sentence, and any claims made before the end of such survival period shall be deemed to extend the survival period with respect to such claims until such claims have been finally resolved.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time by an indemnified party, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty as of the time such representation or warranty was made, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations. In determining whether there has been a breach of representation or warranty for the purposes of the amount of any Damages pursuant to these indemnification provisions, each representation and warranty shall be read without regard and without giving effect to any “materiality” or “Material Adverse Effect” standard of qualification contained in such representation or warranty (i.e., as if such standard or qualification were deleted from such representation or warranty).

Section 10.4                            Indemnification by Newco—PLC.  Following the Effective Time, Newco—PLC hereby agrees to defend, indemnify and hold harmless Protective, the Surviving Corporation, Bank, and each of Protective’s officers and directors (the “Protective Indemnified Parties”) for, and will pay to such indemnified parties the amount of, any Damages arising, directly or indirectly, from or in connection with the matters set forth below:

(a)                                  any breach of any representation or warranty (or any alleged breach of a representation or warranty, if any third party alleges facts that, if true, would constitute a breach of such representation or warranty; provided that such an alleged breach that is not an actual breach will not be considered a breach of a representation or warranty hereunder if such an alleged breach is stated in a counter-claim to Litigation initiated by a Buyer Indemnified Party) made by BHC or Bank or any member of the BHC Board in this Agreement;

(b)                                 any breach by BHC, Bank or the Stockholder Representative of any covenant or obligation in this Agreement;

(c)                                  any and all Damages arising from any claims against directors and/or officers of any BHC Company as a result of any actions or omissions by such Persons prior to the Effective Time including without limitation any claims arising from or related to the Transactions;

(d)                                 any Litigation threatened or brought by a third party against the Surviving Corporation or any of its Subsidiaries or Protective that arises out of facts or circumstances occurring with respect to the BHC Companies prior to the Effective Time;

(e)                                  any Taxes for which any BHC Company is liable under Section 8.14 hereof; or

(f)                                    any Damages arising under, out of or as a result of the case styled Dennis DuRant v. Brian James, Case No. 08-445CA (Circuit Court of the 14th Circuit, Holmes County, Florida).

Section 10.5                            Indemnification by Protective.  Following the Effective Time, Protective will indemnify and hold harmless the stockholders of BHC immediately prior to the Effective Time (collectively, the “Seller Indemnified Parties”) for, and will pay to the Seller Indemnified Parties the amount of, any Damages arising, directly or indirectly, from or in connection with:

(a)                                  any breach of any representation or warranty (or any alleged breach of a representation or warranty, if any third party alleges facts that, if true, would constitute a breach of such representation or warranty; provided that such an alleged breach that is not an actual breach will not be considered a breach of representation or warranty hereunder if such an alleged breach is stated in a counter-claim to Litigation initiated by a Seller Indemnified Party) made by Protective in this Agreement;

(b)                                 any breach by Protective of any covenant or obligation of Protective in this Agreement;

(c)                                  any Litigation threatened or brought by a third party against the Seller Indemnified Parties that arises out of facts or circumstances occurring with respect to the Surviving Corporation or Protective after the Effective Time; or

(d)                                 any Taxes of Protective or the Surviving Corporation with respect to periods beginning after the Effective Time.

Section 10.6                            Procedure for Indemnification.

(a)                                  Promptly after receipt by an indemnified party of notice of the commencement of any proceeding against it, such indemnified party will give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnifying party’s failure to give such notice.  Such notice shall describe the claim and the basis for indemnification sought, shall indicate the amount (if reasonably ascertainable) of the Damages that have been or may be sustained by the indemnitee and shall be accompanied by supporting documentation, if reasonably available.

(b)                                 If any proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith after advice from legal counsel that joint representation would be inappropriate as a result of a conflict in the interests of the indemnified and indemnifying parties, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to elect to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party (which election must be given by the 60th day after the indemnified party has given notice of the commencement of a claim).  If the indemnifying party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent, such consent not to be unreasonably withheld, conditioned or delayed. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, by the 60th day after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

(c)                                  Notwithstanding the foregoing, if an indemnified party determines in good faith after advice from legal counsel that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, whether or not the indemnifying party has assumed the defense, but the indemnifying party will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).

(d)                                 With respect to any third party claim subject to indemnification (i) both the indemnified party and the indemnifying party, as the case may be, shall, where the other Person is not represented by its own counsel, provide such Person with copies of all pleadings and all correspondence between opposing parties or counsel in any Litigation or threatened Litigation and shall provide notice to such Person of all court proceedings; and (ii) the indemnifying and indemnified parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third party claim; provided that no party shall be obligated to disclose any information protected by an attorney-client or work-product privilege.  With respect to any third party claim subject to indemnification, the indemnifying and indemnified parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each of the indemnified and indemnifying parties agrees that: (i) it will use its commercially reasonable efforts, in respect of any third party claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure) and to request the issuance of protective orders from a court that will protect the confidentiality of any confidential information that is required to be disclosed during discovery; and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any third party claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(e)                                  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the indemnifying party from whom indemnification is sought.

Section 10.7                            Stockholder Representative.

(a)                                  Each stockholder of BHC, by virtue of the approval and adoption of this Agreement by the requisite vote of stockholders, shall be deemed to have consented and agreed to the appointment of Michael A. Medley, as the “Stockholder Representative” for purposes of all matters to be performed by the Stockholder Representative expressly set forth in this Agreement and any other document, instrument or certificate executed in connection with the Transactions. The Stockholder Representative shall not be required to exercise any discretion or to take any action that exposes (or which the Stockholder Representative determines in his sole discretion could expose) the Stockholder Representative to personal liability or that is contrary to this Agreement or applicable Law.

(b)                                 Each stockholder of BHC, by virtue of the approval and adoption of this Agreement by the requisite vote of stockholders, shall be deemed to have constituted and appointed (and to have acknowledged that such appointment is coupled with an interest) the Stockholder Representative, including any replacement of any such Stockholder Representative, as attorney-in-fact for such stockholder with full power of substitution and authority, in his discretion to exclusively to the extent permitted by applicable Law, (i)  execute any amendment, modification or waiver of this Agreement and any other document, instrument or certificate executed in connection with the Transactions, (ii) give and receive notices (including service of process) and communications by or on behalf of any stockholder under this Agreement and any other document, instrument or certificate executed in connection with the Transactions, (iii) without limiting the foregoing provisions, take any action (or determine to take no action) in connection with the defense, settlement, compromise, arbitration and/or other resolution of any claim for indemnification by any Protective Indemnified Party, including compliance with any order in connection with any such claim, or any other claim, arbitration, dispute, action, suite or other proceeding in connection with this Agreement and any other document, instrument or certificate executed in connection with the Transactions, (iv) assert, bring, prosecute, maintain, settle, compromise, arbitrate and/or otherwise resolve on behalf of the stockholders any claim for indemnification or any other claim, arbitration, dispute, action, suit, or other proceeding in connection with this Agreement and any other document, instrument or certificate executed in connection with the Transactions, (v) to take all actions (or determine to take no such action) on behalf of the stockholders or himself as the Stockholder Representative may deem necessary or appropriate in his sole judgment for the accomplishment of the foregoing and (vi) engage and hire other parties (e.g. attorneys, accountants, environmental consultants) in connection with the foregoing. The Stockholder Representative shall not be entitled to receive any compensation for his services in performing such role.

(c)                                  Any claim, arbitration, action, suit, or other proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to the stockholders under this Agreement and any other document, instrument or certificate executed in connection with the Transactions shall be asserted, brought, prosecuted or maintained only by the Stockholder Representative.  All actions, decisions and instructions of the Stockholder Representative may be relied upon by Protective, and shall be binding and conclusive upon each stockholder.

(d)                                 The Stockholder Representative shall not be liable, responsible or accountable in damages or otherwise to the stockholders for any losses incurred by reason of any act or failure to act by such Stockholder Representative except to the extent that such losses shall have been the result of the fraud, gross negligence or willful misconduct of such Stockholder Representative as determined by a court of competent jurisdiction.

(e)                                  The stockholders may, at any time, remove the Stockholder Representative and appoint a substitute representative by a vote of the majority of shares of BHC Common Stock formerly owned by the stockholders (or, if applicable, their respective heirs, legal representatives, successors and permitted assigns), if the Stockholder Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, the stockholders shall, by majority vote, appoint a substitute representative to fill such vacancy. Any such substitute representative shall be deemed to be the Stockholder Representative for all purposes of this Agreement. Upon the selection of such substitute representative, the substituted representative shall promptly notify Protective in writing of its, his or her appointment, which written notice shall be accompanied by a copy of the written consent effectuating such appointment.

(f)                                    The provisions of this Section are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any stockholder may have in connection with the Transactions.

(g)                                 The provisions of this Section shall be binding upon the heirs, legal representatives, successors and permitted assigns of each Stockholder, and any references in this Agreement to a stockholder or the stockholders shall mean and include the successors to the rights of the stockholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution, assignment or otherwise.

Section 10.8                            Limitations.

(a)                                  Subject to Section 10.8(d) below, Newco—PLC shall not be obligated to pay any further Damages under Section 10.4 or Section 8.1(e) above once the aggregate amount of all such Damages paid by Newco—PLC to the Protective Indemnified Parties equals $2,500,000.

(b)                                 Subject to Section 10.8(d) below, Protective shall not be obligated to pay any further Damages under Section 10.5 above once the aggregate amount of all such Damages paid by Protective to the Seller Indemnified Parties equals $2,500,000.

(c)                                  The Damages of any party seeking indemnity shall be reduced by the amount of any insurance proceeds received by such party in respect of the claim to which such Damages relate.

(d)                                 The limitations in Sections 10.8(a) and (b) above shall not apply to Damages arising (i) from fraud, willful misrepresentation, or misrepresentation of a party when such party making the misrepresentation has actual, conscious knowledge of such misrepresentation or willful intent to deceive or mislead on the part of such party, or (ii) pursuant to a breach of the representations and warranties in Section 5.3 or 5.4(c) of this Agreement, and any such Damages arising under the circumstances described in item (i) or (ii) above shall be disregarded for purposes of calculating and applying the limitations in Sections 10.8(a) and (b).

(e)                                  The Pre-Merger Stockholders, the Stockholders Representative, and Newco—PLC shall cause Newco—PLC, during the period beginning at the Effective Time and ending 30 days after the later of (i) the second anniversary of the Effective Time or (ii) the date that no indemnity claims are outstanding pursuant to Section 10.4 above (the “Covenant Period”), to maintain an aggregate net worth of at least $2.5 million, as determined in accordance with GAAP (the “Net Worth Requirement”).  During the Covenant Period, the Pre-Merger Stockholders, the Stockholders Representative, and Newco—PLC shall cause Newco—PLC to maintain a standard system of accounting in accordance with GAAP and to furnish to Protective (A) as soon as available, but in any event within 30 days after the end of each calendar quarter during the Covenant Period, a financial statement certified by the chief financial officer of Newco—PLC and prepared in accordance with GAAP consistently applied throughout the periods involved, showing the financial condition of Newco—PLC as of the end of such quarterly period and confirming compliance with the Net Worth Requirement; and (B) as soon as practicable, such other or additional information regarding the operations, business affairs and financial condition of Newco—PLC as Protective may reasonably request from time to time in connection with the Net Worth Requirement.

ARTICLE 11
MISCELLANEOUS

Section 11.1                            Definitions.  Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Agreement” shall have the meaning provided in Section 7.6(a) of this Agreement.

“Acquisition Sub” shall mean Protective Acquisition Corporation, a Florida corporation to be formed.

“Acquisition Proposal” with respect to BHC, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving BHC or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, Assets or deposits of, BHC or any of its Subsidiaries, including a plan of liquidation of BHC or any of its Subsidiaries, other than the Transactions.

“Act” shall have the meaning provided in Section 5.33 of this Agreement.

“Advisory Fee” shall have the meaning provided in Section 5.24 of this Agreement.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Transaction Agreement, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.  References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

“Ancillary Agreements” shall mean the Asset Contribution Agreements, the Stock Purchase Agreements, the Support Agreements, the Noncompetiton Agreements, and any other agreement, document or instrument executed in connection with any of the foregoing.

“Articles of Merger” shall mean the Articles of Merger to be signed by Acquisition Sub and BHC and filed with the Secretary of State of Florida relating to the Merger as contemplated by Section 1.1 of this Agreement.

“Asset Block 1 Contribution Agreement” shall have the meaning provided in Section 1.1 of this Agreement.

“Asset Block 2 Contribution Agreement” shall have the meaning provided in Section 1.1 of this Agreement.

“Asset Block No. 1” shall have the meaning provided in Section 1.1 of this Agreement.

“Asset Block No. 2” shall have the meaning provided in Section 1.1 of this Agreement.

“Asset Contribution Agreements” shall have the meaning provided in Section 1.1 of this Agreement.

“Asset Transfer 1” shall have the meaning provided in Section 1.1 of this Agreement.

“Asset Transfer 2” shall have the meaning provided in Section 1.1 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank” shall mean The Bank of Bonifay, a Florida banking corporation.

“BHC” shall mean Bonifay Holding Company, Inc., a Florida corporation.

“BHC 9-30-08 Balance Sheet” shall have the meaning provided in Section 5.5 of this Agreement.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“BHC Allowance” shall have the meaning provided for in Section 5.9(a) of this Agreement.

 “BHC Benefit Plans” shall have the meaning provided in Section 5.14(a) of this Agreement.

“BHC Board” shall mean the Board of Directors of BHC.

“BHC Call Reports” shall mean (i) the Reports of Income and Condition of Bank for the years ended December 31, 2007 and 2006, as filed with the FDIC; (ii) the Reports of Income and Condition of Bank with respect to periods ended subsequent to December 31, 2007; (iii) the Financial Statements for Small Bank Holding Companies, Form FRY 9SP, of BHC for the years ended December 31, 2007 and 2006; and (iv) the Financial Statements for Small Bank Holding Companies, Form FRY 9SP, of BHC with respect to periods ended subsequent to December 31, 2007.

“BHC Certificate” shall have the meaning provided in Section 4.2 of this Agreement.

“BHC Common Stock” shall mean the $0.01 par value voting common stock of BHC.

“BHC Companies” shall mean, collectively, BHC and all BHC Subsidiaries.

“BHC Contracts” shall have the meaning provided in Section 5.15 of this Agreement.

“BHC ERISA Plans” shall have the meaning provided in Section 5.14(a) of this Agreement.

“BHC Financial Advisor” shall mean FHL Capital.

“BHC Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of BHC as of December 31, 2007, 2006 and 2005 and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, (ii) the consolidated balance sheets of BHC (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2007, (iii) the audited balance sheet (including related notes and schedules, if any) of Bank as of March 31, 2008 and December 31, 2007 and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the periods then ended, together with the report thereon of Saltmarsh, Cleveland & Gund, independent certified public accountants; and (iv) the balance sheets of Bank (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to March 31, 2008.

 “BHC Pension Plan” shall have the meaning provided in Section 5.14(a) of this Agreement.

 “BHC Stockholders’ Meeting” shall mean the meeting of the stockholders of BHC to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“BHC Subsidiaries” shall mean the Subsidiaries of BHC, which shall include the BHC Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of BHC in the future and owned by BHC at the Effective Time.

“Certificate of Objections” shall have the meaning provided in Section 8.5 of this Agreement.

“Closing” shall mean the closing of the Transactions, as described in Section 1.4 of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Consent Decrees” shall have the meaning provided in Section 5.12 of this Agreement.

“Constituent Corporations” shall mean Protective, Acquisition Sub, BHC and Newco-PLC.

“Contest” shall have the meaning provided in Section 8.14 of this Agreement.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Contributing Stockholders” shall have the meaning provided in Section 1.2 of this Agreement.

“Covenant Period” shall have the meaning provided in Section 10.8(e) of this Agreement.

“Covered Employees” shall have the meaning provided in Section 8.11 of this Agreement.

“Damages” means any loss, cost, liability, claim, damage, expense (including cost of investigation and defense and attorneys’ fees), fine, penalty, judgment or diminution of value, whether or not involving a third-party claim.  Damages will include incidental, special, punitive and consequential damages and damages for lost profits (“Special Damages”) if the obligation to indemnify is the result of a claim by, or liability to, a Person that is not a Protective Indemnified Party or Seller Indemnified Party against an indemnified party under this Agreement, but not if such Special Damages are claimed directly by the Protective Indemnified Parties or the Seller Indemnified Parties (i.e., not in connection with a claim by, or liability to, a Person that is not a Protective Indemnified Party or a Seller Indemnified Party).

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Delayed Schedules” shall have the meaning provided in Section 8.21 of this Agreement.

“Designated Representative”

(a)                                  with respect to BHC shall mean Michael A. Medley; and

(b)                                 with respect to Protective shall mean John D. Johns and/or Deborah J. Long.

“Dissenter Provisions” shall have the meaning provided in Section 3.2 of this Agreement.

“Due Diligence,” as used in Section 9.2 hereof, shall mean the review of all aspects of the business, financial condition, Assets, Liabilities, prospects and operations of BHC and Bank, including without limitation Bank’s loan portfolio and tax matters, and shall include matters that may not be addressed specifically by a representation, warranty, closing condition, covenant, or other contractual provision in this Agreement.

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 1.5 of this Agreement.

“Employment Agreements” shall have the meaning provided in Section 8.12 of this Agreement.

 “Employment Laws” shall mean all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning provided in Section 5.14(d) of this Agreement.

“FBCA” shall mean the Florida Business Corporation Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“IBBF” shall mean Independent Bankers’ Bank of Florida.

“IBBF/FHLB Consents” shall have the meaning provided in Section 8.1 of this Agreement.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Joinder Agreement” shall have the meaning provided in Section 8.15 of this Agreement.

“Knowledge” as used (i) with respect to a natural Person shall mean the actual knowledge of such Person and (ii) with respect to an entity shall mean the actual knowledge of the officers and directors of such entity and that knowledge that any director, manager or Person with similar responsibility would have obtained upon a reasonable examination of the books, records and accounts of such entity and that knowledge that any officer of the entity would have obtained upon a reasonable examination of the books, records and accounts of such officer and such entity.

“Law” shall mean any code, law, common law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party; provided, however, that the foregoing exceptions in items (i), (ii) and (iii) shall not apply with respect to the representations and warranties in Section 5.3(d) of this Agreement.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the Transactions, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Litigation Reserve” shall have the meaning provided in Section 5.9(a) of this Agreement.

“Loan Property” shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Loans” shall have the meaning provided in Section 5.9(a) of this Agreement.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Transactions; provided that “material adverse impact” shall not be deemed to include the impact of (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and (y) the Transactions or the announcement of the Transactions on the operating performance of the Parties.

“Merger” shall mean the merger of Acquisition Sub with and into BHC referred to in the Recitals of this Agreement.

“Net Worth Requirement” shall have the meaning provided in Section 10.8(e) of this Agreement.

“Newco-PLC” shall have the meaning set forth in the Recitals.

“Newco-PLC Common Stock” shall mean the $0.01 par value common stock of Newco.

“Newco-PLC Purchase Price” shall have the meaning provided in Section 1.2 of this Agreement.

 “Newco-PLC Sale” shall have the meaning provided in Section 1.2 of this Agreement.

“Newco-PLC Stock Purchase Agreement” shall have the meaning provided in Section 1.2 of this Agreement.

 “Newco-SH” shall have the meaning set forth in the Recitals.

 “Newco-SH Purchase Price” shall have the meaning provided in Section 1.2 of this Agreement.

 “Newco-SH Sale” shall have the meaning provided in Section 1.2 of this Agreement.

“Newco-SH Stock Purchase Agreement” shall have the meaning provided in Section 1.2 of this Agreement.

“Noncompetition Agreements” shall have the meaning provided in Section 8.18 of this Agreement.

 “NYSE” shall mean the New York Stock Exchange.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decrees, injunction, judgment, regulation, directive, consent agreement, memorandum of understanding, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“OREO Reserve” shall have the meaning provided in Section 5.9(a) of this Agreement.

“Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” shall mean either BHC or Protective, and “Parties” shall mean both BHC and Protective.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“Post-Effective Time Period” shall have the meaning provided in Section 8.14 of this Agreement.

 “Pre-Effective Time Period” shall have the meaning provided in Section 8.14 of this Agreement.

“Pre-Merger Stockholders” shall have the meaning provided in Section 8.12 of this Agreement.

“Protective” shall mean Protective Life Corporation, a Delaware corporation.

“Protective Board” shall mean the Board of Directors of Protective.

“Protective Common Stock” shall mean the $0.50 par value common stock of Protective.

“Protective Companies” shall mean, collectively, Protective and all Protective Subsidiaries.

“Protective Indemnified Party” shall have the meaning provided in Section 10.4 of this Agreement.

“Protective Subsidiaries” shall mean the Subsidiaries of Protective.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE and the SEC.

“Related Interest” shall have the meaning provided in Section 5.15 of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Seller Indemnified Party” shall have the meaning provided in Section 10.5 of this Agreement.

“Separation Plan” shall have the meaning provided in Section 8.11(c) of this Agreement.

“Stock Purchase Agreements” shall have the meaning provided in Section 1.2 of this Agreement.

“Stockholders Representative” shall mean Michael A. Medley, or his duly authorized successor.

“Subject Employees” shall have the meaning provided in Section 8.12 of this Agreement.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” means a bona fide written Acquisition Proposal which the BHC Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Transactions, (1) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving BHC and not its Subsidiaries.

“Support Agreement” shall have the meaning provided in Section 1.6 of this Agreement.

“Surviving Corporation” shall mean BHC as the surviving corporation in the Merger.

“Tail Coverage” shall have the meaning provided in Section 8.20 of this Agreement.

“Takeover Laws” shall have the meaning provided in Section 5.28 of this Agreement.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

 “Transactions” shall have the meaning provided in Section 1.4 of this Agreement.

“Treasury Regulations” means regulations promulgated by the Department of Treasury of the United States in respect of the IRC.

“TRUPS Consent” shall have the meaning provided in Section 8.1 of this Agreement.

Section 11.2                            Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the Transactions and supersedes all prior arrangements or understandings with respect thereto, written or oral.

Section 11.3                            Amendments.  To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of BHC Common Stock, there shall be made no amendment that pursuant to applicable Law requires further approval by the BHC stockholders without the further approval of the BHC stockholders.

Section 11.4                            Waivers.

(a)                                  Prior to or at the Effective Time, Protective, acting through the Protective Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BHC, to waive or extend the time for the compliance or fulfillment by BHC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Protective under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Protective.  No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Protective and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b)                                 Prior to or at the Effective Time, BHC, acting through the BHC Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Protective, to waive or extend the time for the compliance or fulfillment by Protective of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BHC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of BHC.  No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that BHC and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

Section 11.5                            Assignment.  Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 11.6                            Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to BHC, then to:	Bonifay Holding Company, Inc.
300 North Waukesha Street
Bonifay, Florida 32425
Telecopy Number: (850) 547-4711

	Attention:	Michael A. Medley,
Chairman

with a copy (which	Balch & Bingham, LLP
shall not constitute	1901 Sixth Avenue North, Suite 1500
notice) to :	Birmingham, Alabama 35203
Telecopy Number: (205) 226-8799

	Attention:	Michael D. Waters, Esq.

If to Protective or
to Acquisition Sub,
then to:	Protective Life Corporation
Post Office Box 2606
Birmingham, Alabama 35202
Telecopy Number: (205) 268-3597

	Attention:	Ms. Deborah J. Long,
Executive Vice President,
Secretary, and General Counsel

with a copy (which	Maynard, Cooper & Gale, P.C.
shall not constitute	1901 Sixth Avenue North, Suite 2400
notice) to:	Birmingham, Alabama 35203
Telecopy Number: (205) 254-1999

	Attention:	Mark L. Drew, Esq.
John P. Dulin, Jr., Esq.

Section 11.7                            Brokers and Finders.  Except as provided in Section 5.24, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the Transactions.  In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by BHC or Protective, each of BHC and Protective, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

Section 11.8                            Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent federal Law shall be applicable.

Section 11.9                            Counterparts; Facsimiles; Electronic Mail.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.  The exchange of copies of this

Agreement and of signature pages by facsimile transmission or electronic mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be the original signatures for all purposes.

Section 11.10                     Captions.  The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are for reference purposes only and are not part of this Agreement.

Section 11.11                     Enforcement of Agreement.  The Parties acknowledge that there would be no adequate remedy at law if BHC or Bank fails to perform any of its obligations under this Agreement and that Protective may be irreparably harmed by any such failure, and accordingly agree that Protective, in addition to any other remedy to which it may be entitled at law or in equity, to the fullest extent permitted and enforceable under applicable Law shall be entitled to compel specific performance of the obligations of BHC and Bank under this Agreement.  In any dispute or action between the Parties arising out of this Agreement, including any Litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing party shall be entitled to have and recover from the other Party all reasonable fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

Section 11.12                     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 11.13                     Construction of Terms.  Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.  Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied.  References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement.  The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement.  Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

Section 11.14                     Schedules.  The disclosures in the Schedules to this Agreement, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.  In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.

Section 11.15                     Exhibits and Schedules.  Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.16                     No Third Party Beneficiaries.  Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

Section 11.17                     Structure.  Notwithstanding anything to the contrary contained in this Agreement, each Party reserves the right, prior to the Effective Time, to propose an alternative structure for the Transactions to the other Party, provided in any case that each of the transactions comprising such proposed revised structure shall (i) be capable of consummation in as timely a manner as the Transactions, and (ii) not otherwise be prejudicial to the interests of BHC’s stockholders, on the one hand, or Protective, on the other hand.  Each of the Parties agrees to consider in good faith any such proposed alternative structure and, in the event the Parties agree to such alternative, this Agreement, the Ancillary Agreements and any related documents shall be appropriately amended in order to reflect any such revised structure.

Section 11.18                     Time of Essence.   Time is of the essence of this Agreement and all parts hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.

PROTECTIVE LIFE CORPORATION

Attest:

By:	/s/ Deborah J. Long	By:	/s/ Richard J. Bielen
	Deborah J. Long		Richard J. Bielen
	Its: Secretary		Its: Vice Chairman and Chief Financial
Officer

BONIFAY HOLDING COMPANY, INC.

Attest:

By:	/s/ Annette G. Lovrich	By:	/s/ Michael A. Medley
	Annette G. Lovrich		Michael A. Medley
	Its: Secretary		Its: Chairman

BANK OF BONIFAY

Attest:

By:	/s/ Annette G. Lovrich	By:	/s/ Michael A. Medley
	Annette G. Lovrich		Michael A. Medley
	Its: Secretary		Its: Chairman

/s/ Michael A. Medley
Michael A. Medley
Stockholder Representative

Joinder

Each of the undersigned members of the Board of Directors of Bonifay Holding Company, Inc., by signing below, hereby joins as a party to this Agreement for the purpose of making the representations and warranties contained in Article 5A of this Agreement.

Brian K James

Claude C Royster, III

Don W. Hersman

Dr. Rill G Banks

Franklin L. Fisher

James F. Adams

Rupert Phillips

M. Shay McCormick

Robert E. Black

Wyatt Parish

Guy Medley

Michael Medley

Mike Bean

List of Exhibits

Exhibit A:                                            Form of Support Agreement

Exhibit B-1:                                    Form of Employment Agreement for James B. Goodson

Exhibit B-2:                                    Form of Employment Agreement for Kathy Leibold

Exhibit C:                                              [Intentionally omitted.]

Exhibit D:                                             Form of Opinion of Balch & Bingham, LLP